

                       As filed with the Securities and Exchange Commission on February 14, 2002
=======================================================================================================================
                                                                                           Registration No. ___________
=======================================================================================================================
                                          SECURITIES AND EXCHANGE COMMISSION
                                                WASHINGTON, D.C. 20549


                                                       FORM SB-2
                                REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      Florida                      Safe Transportation Systems, Inc.                      59-3567558
   (State or Other Jurisdiction of Incorporation       (Name of Registrant in Our            (I.R.S. Employer Identification No.)
                  or Organization)                              Charter)

                                                               7389
            909 Lakeway Drive, Suite 208              (Primary Standard Industrial                       Ian Pallett
            Bellingham, Washington 98226              Classification Code Number)                909 Lakeway Drive, Suite 208
                    (360) 527-1112                                                               Bellingham, Washington 98226
     (Address and telephone number of Principal                                                         (360) 527-1112
      Executive Offices and Principal Place of                                          (Name, address and telephone number of agent
                     Business)                                                                           for service)
                                                             Copies to:
                        Clayton E. Parker, Esq.                                                Troy J. Rillo, Esq.
                       Kirkpatrick & Lockhart LLP                                           Kirkpatrick & Lockhart LLP
                 201 S. Biscayne Boulevard, Suite 2000                                201 S. Biscayne Boulevard, Suite 2000
                          Miami, Florida 33131                                                 Miami, Florida 33131
                             (305) 539-3300                                                       (305) 539-3300
                     Telecopier No.: (305) 358-7095                                       Telecopier No.: (305) 358-7095


      Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                            CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                                                                Proposed Maximum
                                                                            Proposed Maximum        Aggregate
                                                                             Offering Price         Offering         Amount Of
                 Title Of Each Class Of                Amount To Be          Per Share (1)          Price (1)       Registration
               Securities To Be Registered              Registered                                                      Fee
-----------------------------------------------------------------------------------------------------------------------------------
    Common stock, par value $0.001 per share        17,614,539 shares             $0.10             $1,761,454        $420.99
-----------------------------------------------------------------------------------------------------------------------------------
    Common stock, par value $0.001 per share,
    underlying convertible debentures                6,250,000 shares             $0.10               $625,000        $149.38
-----------------------------------------------------------------------------------------------------------------------------------
    Common stock, par value $0.001 per share,
    underlying outstanding options                   4,205,000 shares             $0.10               $420,500        $100.50
-----------------------------------------------------------------------------------------------------------------------------------
    Common stock, par value $0.001 per share,
    underlying outstanding warrants                  1,019,750 shares             $0.10               $101,975         $24.37
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                           29,089,289 shares             $0.10             $2,908,929        $695.24
===================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of February 12, 2002.

                                   __________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 Subject to completion, dated February 14, 2002
                        SAFE TRANSPORTATION SYSTEMS, INC.
                        29,089,289 SHARES OF COMMON STOCK

      This prospectus relates to the sale of up to 29,089,289 shares of Safe Transportation's common stock by certain persons who are, or will become, stockholders of Safe Transportation. Please refer to "Selling Stockholders" beginning on page 9. Safe Transportation is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Safe Transportation has agreed to pay Cornell Capital Partners, L.P. a fee of 3.75% of the proceeds raised by us under the Equity Line of Credit.

      The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

      The selling stockholders consist of:

      o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 22,077,250 shares of common stock.

      o Other selling stockholders, who intend to sell up to 7,012,039 shares of common stock purchased in private offerings.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Safe Transportation 90% of the market price of our common stock, plus a fee of 3.75% of the amount of each advance. In addition, Safe Transportation has agreed to pay Cornell Capital Partners a one-time commitment fee of $177,500, payable in shares of common stock. The 10% discount, the 3.75% fee and the one-time commitment fee are underwriting discounts.

      Safe Transportation has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of Safe Transportation's common stock. Westrock Advisors, Inc. is not an underwriter in this offering.

      Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "SFTS." On February 5, 2002, the last reported sale price of our common stock was $0.10 per share.

      THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

      PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

                    PRICE TO PUBLIC       PROCEEDS TO SELLING STOCKHOLDERS
     Per share           $0.10                         $0.10
       TOTAL             $0.10                       $2,908,929
                         =====                       ==========

      With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

      THE SECURITIES AND EXCHANGE  COMMISSION  AND STATE  SECURITIES  REGULATORS
HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ___________ ___, 2002.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY..........................................................1
THE OFFERING................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..................................3
RISK FACTORS................................................................4
FORWARD-LOOKING STATEMENTS..................................................8
SELLING STOCKHOLDERS........................................................9
USE OF PROCEEDS............................................................12
DILUTION 13
EQUITY LINE OF CREDIT......................................................14
PLAN OF DISTRIBUTION.......................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................18
DESCRIPTION OF BUSINESS....................................................22
MANAGEMENT.................................................................26
DESCRIPTION OF PROPERTY....................................................30
LEGAL PROCEEDINGS..........................................................30
PRINCIPAL STOCKHOLDERS.....................................................31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................32
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY
 AND OTHER STOCKHOLDER MATTERS.............................................33
DESCRIPTION OF SECURITIES..................................................34
EXPERTS....................................................................36
LEGAL MATTERS..............................................................36
HOW TO GET MORE INFORMATION................................................36
FINANCIAL STATEMENTS......................................................F-1


-----------------------------------------------------------------------------

      We intend to distribute to our stockholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2000, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

                                    OVERVIEW

      Safe Transportation is in the business of marketing and distributing a product intended to help prevent a tractor-trailer from losing control and jackknifing. Jackknifing occurs by the loss of traction by the rear wheels of a tractor causing it to rotate rapidly to approximately a 90-degree angle to the trailer. Safe Transportation's product is called the Accident Control and Anti-Jackknife System. This product attaches to the underside of the trailer. It has an engaging bar that limits the amount of rotation of the tractor relative to the trailer and prevents the trailer from swinging out of control.

      Safe Transportation completed development and testing of the Accident Control and Anti-Jackknife System in November 2000. Since that time, Safe Transportation has focused its efforts on the marketing and distribution of the product. To date, Safe Transportation has not earned any revenue from the sale of this product.


                                    ABOUT US

      Our principal office is located at 909 Lakeway Drive, Suite 208, Bellingham, Washington 98226. Our telephone number is (360) 527-1112.

                                  THE OFFERING

      This offering  relates to the sale of common stock by certain  persons who
are,  or  will  become,   stockholders  of  Safe  Transportation.   The  selling
stockholders consist of:

      o Cornell Capital Partners and holders of convertible debentures that intend to sell up to 22,077,250 shares of common stock.

      o Other selling stockholders, who intend to sell up to 7,012,039 shares of common stock purchased in private offerings.

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. The amount of each advance is subject to an aggregate maximum advance amount of $208,333 in any thirty-day period. Cornell Capital Partners, L.P. will purchase the shares of common stock for a 10% discount to the prevailing market price of our common stock. In addition, Safe Transportation will pay Cornell Capital Partners a fee of 3.75% of each advance under the Equity Line of Credit, together with a one-time commitment fee of $177,500, payable in shares of common stock. Cornell Capital Partners intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

      Safe Transportation has engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. Westrock Advisors, Inc. was paid a fee of 100,000 shares of Safe Transportation's common stock. Westrock Advisors, Inc. is not an underwriter in this offering.

COMMON STOCK OFFERED                   29,089,289 shares by selling stockholders

OFFERING PRICE                         Market price

COMMON STOCK OUTSTANDING
  BEFORE THE OFFERING(1)               19,170,269 shares

USE OF PROCEEDS                        We will not receive  any  proceeds of the
                                       shares    offered    by    the    selling
                                       stockholders.  Any  proceeds  we  receive
                                       from the sale of common  stock  under the
                                       Equity  Line of  Credit  will be used for
                                       sales   and   marketing,    OEM   trailer
                                       manufacturer integration,  dealer network
                                       integration,       manufacturing      and
                                       distribution,   administrative  expenses,
                                       accounts   payable  and  general  working
                                       capital purposes.  See "Use of Proceeds."

RISK  FACTORS                          The  securities  offered hereby involve a
                                       high   degree   of  risk  and   immediate
                                       substantial dilution. See "Risk Factors" and "Dilution."

--------------------------------

(1) Excludes warrants to purchase 4,255,557 shares of common stock, options to purchase 4,205,000 shares of common stock, debentures convertible into 1,500,000 shares of common stock (at an assumed conversion price of $0.10 per share) and up to 15,000,000 shares of common stock to be issued under the Equity Line of Credit, which amount may be higher or lower if more or less shares are required upon the conversion of the debentures). This excludes 15,690,000 shares of common stock that Safe Transportation believes were issued without proper authorization.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION


                                       For the Nine Months       For the Year
                                        Ended September 30,   Ended December 31,
                                              2001                  2000
                                        -------------------   ------------------

Statement of Operation Data:



Sales                                       $          --         $          --
Selling, general and administrative
  expenses                                        742,904             2,755,042
Research and development                          (92,800)                6,469
Total operating expenses                          650,104             2,761,511
Net loss                                        $(650,104)          $(2,761,511)
Loss per share - basic and diluted                 $(0.04)               $(0.23)


                                            September 30,         December 31,
                                                2001                  2000
                                        -------------------    -----------------
Balance Sheet Data:


Cash                                               $5,961                  $725
Inventory                                           3,906                    --
Total current assets                               16,867                   725
Property and equipment, net                       173,534                27,916
    Total assets                                 $214,870               $40,110
Accounts payable and accrued expenses             585,697               184,366
Loans payable                                      52,950                    --
Total current liabilities                         638,647               184,366
Note payable                                      175,000                    --
Convertible debentures                             35,000                    --
Total liabilities                                 848,647               184,366
Common stock                                       19,170                17,050
Additional paid-in capital                      7,997,828             7,839,537
Accumulation other comprehensive expense           (6,794)               (6,966)
Deficit accumulated during the
  development stage                            (8,643,981)           (7,993,877)
Total deficiency in assets                        633,777              (144,256)
Total liabilities and deficiency in assets       $214,870               $40,110

                                  RISK FACTORS

      Safe Transportation is subject to various risks that may materially harm its business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

      We have historically lost money. In the year ended December 31, 2000, we had a net loss of $(2,761,511) or $(0.23) per share. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because our operations are not profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

      We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

      Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the year ended December 31, 2000 financial statements, which states that Safe Transportation's ability to continue as a going concern depends upon its ability to resolve its liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for two (2) months with the cash currently on hand.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2001 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE

      We had a working capital deficit of $621,780 at September 30, 2001, which means that our current liabilities exceeded our current assets on September 30, 2001 by $621,780. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2001 were not sufficient to satisfy all of our current liabilities on that date.

OUR FUTURE DEPENDS UPON THE MARKET ACCEPTANCE OF A SINGLE PRODUCT

      Safe Transportation markets and distributes a single product called the Accident Control and Anti-Jackknife System. To date, Safe Transportation has not had any revenue from the sale of its product. Safe Transportation's success is completely dependent on the trucking industry's acceptance of this product, such that Safe Transportation can generate sufficient revenues and cash flow to finance its operations. We may need to overcome substantial hurdles to obtain such market acceptance, including convincing the trucking industry of the necessity of such product and encouraging insurance companies and government entities to offer incentives to use our product. Such incentives may include lower insurance premiums or tax rebates. No assurances can be given that the market will accept our product.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

      Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

      Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

      o  With a price of less than $5.00 per share;

      o  That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

      Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

      Our success largely depends on the efforts and abilities of key executives and consultants, including Ian Pallett, our Chief Executive Officer and President, and James B. Long, our Executive Vice President. The loss of the services of either Mr. Long or Mr. Pallett could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on either Mr. Long or Mr. Pallett.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

      Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 19,170,269 shares of common stock outstanding as of February 5, 2002, 4,000,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 15,690,000 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

      In addition, we have issued options to purchase up to 4,205,000 shares of our common stock, warrants to purchase up to 4,255,557 shares of common stock and debentures convertible into 1,500,000 shares of common stock (assuming a conversion price of $0.10 per share).

      Upon issuance of the maximum number of shares available under the Equity Line of Credit, there will be an additional 15,000,000 shares of common stock outstanding (including the shares available for issuance upon conversion of the debentures). All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

EXISTING STOCKHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

      The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, for a given advance, we will need to issue a greater number of shares of common stock under the Equity Line of Credit as our stock price declines. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

      The common stock to be issued under the Equity Line of Credit will be issued at a 10% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE PUBLIC MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

      The selling stockholders intend to sell the shares of common stock being registered in this offering in the public market. That means that up to 28,989,289 of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FURTHER DECLINE OF OUR STOCK PRICE

      The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

      Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

      The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

      We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed.

THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD RESULT IN A CHANGE OF CONTROL

      We are registering 29,089,289 shares of common stock in this offering. These shares represent 83.4% of our outstanding common stock, and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Safe Transportation by electing its or their own directors.

                           FORWARD-LOOKING STATEMENTS

      Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

      This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders. The table identifies the selling stockholders and the type of security or securities to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with Safe Transportation, except as follows:

      o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

      o Westrock Advisors, Inc. is a registered broker-dealer that has been retained by Safe Transportation. It has provided advice to Safe Transportation in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of Safe Transportation's common stock, which shares are being registered in this offering.

      o  Ian Pallett is our President and Chief Executive Officer.

      o  James B. Long is our Executive Vice President.

      o David Baird makes the investment decisions on behalf of Dixon Networks Corp. Gerry Mizrahi makes the investment decisions on behalf of Charles Street Securities, Inc. Richard Craig makes the investment decisions on behalf of Can-Act Cylinders & Controls Inc. Richard Craig makes the investment decisions on behalf of Majour Holdings Co. Ltd. Mark Rohmann makes the investment decisions on behalf of Black Tusk Video. John Trevisan makes the investment decisions on behalf of Texas International Investments. Alan Wasserman makes the investment decisions on behalf of Viamax Trading Company Ltd. Jeffrey J. Raymond makes the investment decisions on behalf of Structure Management Inc.

      The table follows:

                                         Percentage of                         Percentage of                      Percentage of
                           Shares         Outstanding        Shares to be       Outstanding                        Outstanding
                        Beneficially        Shares             Acquired        Shares To Be                           Shares
                           Owned         Beneficially       under the Line       Acquired        Shares to         Beneficially
         Selling           Before        Owned Before         of Credit       under the Line   be Sold in the      Owned After
        Stockholder       Offering         Offering             Credit         of Credit(1)       Offering          Offering
        -----------     ------------     ------------       --------------    --------------   --------------      ------------

Common Stock:
------------

Anderson, Philip         733,332             3.72%                --             --              183,333            1.58%
Austin, John             566,668             2.89%                --             --              141,667            1.22%
Babkowski, Jerzy          23,400                 *                --             --               23,400            0.00%
Ballard, W.R.             11,760                 *                --             --               11,760            0.00%
Belcher, Robert G.       117,240                 *                --             --              117,240            0.00%
Black Tusk Video          21,120                 *                --             --               21,120            0.00%
Bucholtz, David           11,760                 *                --             --               11,760            0.00%
Can-Act Cylinders &                                                                                    *            0.00%
Controls Inc.             41,040                 *                --             --               41,040            0.00%
Chisholm, Allen            5,880                 *                --             --                5,880            0.00%
Christensen, Hans         99,600                 *                --             --               99,600            0.00%
Cromb, John B.             2,400                 *                --             --                2,400            0.00%
Dirksen, Margaret E        5,880                 *                --             --                5,880            0.00%
Dixon Networks Corp      166,668                 *                --             --               41,667            0.00%
Drisch, Margaret A.        1,200                 *                --             --                1,200            0.00%
Falconer, Robert J.        3,960                 *                --             --                3,960            0.00%
Frame, John M.            48,000                 *                --             --               48,000            0.00%




                                       9


                                         Percentage of                         Percentage of                      Percentage of
                           Shares         Outstanding        Shares to be       Outstanding                        Outstanding
                        Beneficially        Shares             Acquired        Shares To Be                           Shares
                           Owned         Beneficially       under the Line       Acquired        Shares to         Beneficially
         Selling           Before        Owned Before         of Credit       under the Line   be Sold in the      Owned After
        Stockholder       Offering         Offering             Credit         of Credit(1)       Offering          Offering
        -----------     ------------     ------------       --------------    --------------   --------------      ------------

Gordon, Peter V.           3,480                --                --              --              3,480              0.00%
Graham, Colleen F.        17,520                --                --              --             17,520              0.00%
Grazier, Michael F.      166,668                 *                --              --             41,667                  *
Grinsteins, Victor        14,040                --                --              --             14,040              0.00%
Hall, Jeffery G.           5,880                --                --              --              5,880              0.00%
Hawes, John and Jennifer  83,332                 *                --              --             20,833                  *
Hepburn, David A.         29,280                --                --              --             29,280              0.00%
Hovde, DeLarry R.        166,668                 *                --              --             41,667                  *
Johnson, Marion L.        11,760                --                --              --             11,760              0.00%
Kerr, Kevin                4,680                --                --              --              4,680              0.00%
Kitchen, Alexandra J.     58,560                --                --              --             58,560              0.00%
Kolodrubsky, Rose        766,668             3.88%                --              --            191,667              1.65%
LaPointe, James R.       666,668             3.39%                --              --            166,667              1.44%
Leech-Porter, Colin      191,040             1.00%                --              --             58,020                 *
Long, Geordie             11,760                --                --              --             11,760              0.00%
Long, Isabel W.           23,400                --                --              --             23,400              0.00%
Long, Roy G.             191,080             1.00%                --              --            191,080              0.00%
Lund, Alan               100,000                 *                --              --             25,000                  *
Lunny, David              17,520                --                --              --             17,520              0.00%
MacNamara, Michael       666,668             3.39%                --              --            166,667              1.44%
Majour Holdings Co. Ltd.  76,560                --                --              --             76,560              0.00%
McInnes, Mary R.           3,480                --                --              --              3,480              0.00%
Mearns, Curtis L.          5,880                --                --              --              5,880              0.00%
Mehan, Patricia L.       106,068                 *                --              --             26,517                  *
Merkel, Dudley M.         29,280                --                --              --             29,280              0.00%
Molinnus, Gary           200,000             1.04%                --              --             50,000                  *
Mullins, Norman D.        17,520                --                --              --             17,520              0.00%
Murdzia, Mark            166,668                 *                --              --             41,667                  *
Oliver, James D.          67,880                --                --              --             67,880              0.00%
Pallett, Donald            2,400                --                --              --              2,400              0.00%
Pallett, Philip            9,840                --                --              --              9,840              0.00%
Patton, Ian                5,880                --                --              --              5,880              0.00%
Pettus, Drew             100,000                 *                --              --             25,000                  *
Robinson, Derek           46,920                --                --              --             46,920              0.00%
Sadighi, Jeff             83,332                 *                --              --             20,833                  *
Salekin, William          58,560                --                --              --             58,560              0.00%
Shuya, Laura L.           11,160                --                --              --             11,160              0.00%
Van Lieshot, Bernadine    23,400                --                --              --             23,400              0.00%
Wesson, Maureen              600                --                --              --                600              0.00%
Westrock                 100,000                --                --              --            100,000              0.00%
Williams, Norman L.        5,880                --                --              --              5,880              0.00%
Williams, Charles T.       7,560                --                --              --              7,560              0.00%


COMMON STOCK AND
----------------
WARRANTS:
--------

                                       10


                                         Percentage of                         Percentage of                      Percentage of
                           Shares         Outstanding        Shares to be       Outstanding                        Outstanding
                        Beneficially        Shares             Acquired        Shares To Be                           Shares
                           Owned         Beneficially       under the Line       Acquired        Shares to         Beneficially
         Selling           Before        Owned Before         of Credit       under the Line   be Sold in the      Owned After
        Stockholder       Offering         Offering             Credit         of Credit(1)       Offering          Offering
        -----------     ------------     ------------       --------------    --------------   --------------      ------------

Cornell Capital Partners,
L.P.                       827,250          4.30%            15,000,000(2)      43.9%           15,827,250            0.0%

COMMON STOCK AND OPTIONS:
------------------------

Brady, Lawrence            200,000           1.04%                   --            --              100,000            0.0%
Hymes, Alan and Cheryl     616,668           3.14%                   --            --              266,667            1.44%
Long, James, B.          9,122,000          44.13%                   --            --            1,500,000           21.37%
Pallett, Ian             4,591,720          22.21%                   --            --            1,500,000            8.67%
Riebalkin, Patrick         180,320              *                    --            --              125,000               *
Williams, Norman L.         30,880              *                    --            --               25,000               *

CONVERTIBLE DEBENTURES:
----------------------

Anderson, Gary           1,041,667           5.15%                   --            --            1,041,667            0.0%
Caruso, Arthur             416,666           2.13%                   --            --              416,666            0.0%
Elias, Francis V.          833,333           4.17%                   --            --              833,333            0.0%
Structure Management       833,333           4.17%                   --            --              833,333            0.0%
Texas International
Investments              1,041,667           5.15%                   --            --            1,041,667            0.0%
Viamax Trading Company
 Ltd.                    1,041,667           5.15%                   --            --            1,041,667            0.0%
Welch, Paul X.           1,041,667           5.15%                   --            --            1,041,667            0.0%

Options:

Anderson, Deborah          100,000               *                   --            --              100,000            0.0%
Brady, Mark                 50,000               *                   --            --               50,000            0.0%
Chandross, Michael G.      250,000           1.29%                   --            --              250,000            0.0%
Craig, Richard P.           80,000               *                   --            --               80,000            0.0%
Goldstein, Mark B.         300,000           1.54%                   --            --              300,000            0.0%
Hall, Colin V.              25,000               *                   --            --               25,000            0.0%

WARRANTS:
--------

Charles Street
 Securities, Inc.           17,500               *                   --            --               17,500            0.0%
Littman, Cedrick           175,000               *                   --            --              175,000            0.0%


------------------------------

*    Less than 1%.

(1) Applicable percentage of ownership is based on 19,170,269 shares of common stock outstanding as of February 5, 2002, together with securities exercisable or convertible into shares of common stock within 60 days of February 5, 2002 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 5, 2002 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Safe Transportation.

(2) The number of shares of common stock available under the Equity Line of Credit may be increased to a maximum of 21,250,000 shares of common stock if none of the outstanding debentures are converted into shares of common stock.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 90% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

      For illustrative purposes, Safe Transportation has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $85,000 and commitment fees of 3.75% of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                                  $1,250,000   $2,500,000   $3,750,000   $5,000,000

NET PROCEEDS                                    $1,118,125   $2,321,250   $3,524,375   $4,727,500

USE OF PROCEEDS:                                    AMOUNT       AMOUNT       AMOUNT       AMOUNT
--------------------------------------------------------------------------------------------------


Sales and marketing                                300,000      630,000      855,000    1,080,000
OEM Trailer Manufacturer Integration Systems        90,000      180,000      437,000      694,000
Dealer network integration                          60,000      135,000      247,500      360,000
Manufacturing and
  Distribution                                      48,000       90,000      165,000      240,000
Administrative expenses,
  including salaries                               240,000      450,000      585,000      720,000
Accounts payable                                   125,000      250,000      375,000      290,000
General Working Capital                            255,125      586,250      859,875    1,343,500
                                                -----------  -----------  -----------  -----------
Total                                           $1,118,125   $2,321,250   $3,524,375   $4,727,500
                                                ===========  ===========  ===========  ===========



      Any proceeds received upon issuance of outstanding options or warrants will be used for general working capital purposes.

                                    DILUTION

      The net tangible book value of Safe Transportation as of September 30, 2001 was ($633,777) or ($0.0331) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Safe Transportation (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Safe Transportation, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.10 per share.


      If we assume that Safe Transportation had issued 21,250,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.10 per share (i.e., the maximum number of shares registered in this offering under the Equity Line of Credit, which number of shares assumes none of the debentures will be converted into shares of common stock), less a retention fee of $79,688 and offering expenses of $85,000, our net tangible book value as of September 30, 2001 would have been $1,326,535 or $0.0328 per share. Note that at an offering price of $0.10 per share, Safe Transportation would receive gross proceeds of $2,125,000, or $2,875,000 less than is available under the Equity Line of Credit. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0659 per share and an immediate dilution to new stockholders of $0.0672 per share, or 67.2%. The following table illustrates the per share dilution:


Assumed public offering price per share                                  $0.1000
Net tangible book value per share before
  this offering                                   ($0.0331)
Increase attributable to new investors             $0.0659
                                               --------------
Net tangible book value per share after
  this offering                                                          $0.0328
                                                                      ----------
Dilution per share to new stockholders                                   $0.0672
                                                                      ==========

      The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:


           ASSUMED           NO. OF SHARES TO BE       DILUTION PER SHARE TO
       OFFERING PRICE            ISSUED(1)                 NEW INVESTORS

          $0.1000                 21,250,000                 $0.0672
          $0.0750                 21,250,000                 $0.0548
          $0.0500                 21,250,000                 $0.0425
          $0.0250                 21,250,000                 $0.0301

_____________________

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

      SUMMARY. On September 17, 2001, we entered into an Equity Line of Credit with Cornell Capital Partners, L.P. Pursuant to the Equity Line of Credit, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Equity Line of Credit, Cornell Capital Partners will pay 90% of the 5 lowest closing bid prices on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will be paid a fee of 3.75% of each advance under the Equity Line of Credit. In addition, Safe Transportation engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. For its services, Westrock Advisors received 100,000 shares of Safe Transportation's common stock. The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. The costs associated with this registration will be borne by us.

      EQUITY LINE OF CREDIT EXPLAINED. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

      We may request advances under the Equity Line of Credit once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5.0 million or two years after the effective date of the accompanying registration statement, whichever occurs first.

      The amount of each advance is subject to an aggregate maximum advance amount of $208,333 in any thirty-day period. The amount available under the Equity Line of Credit is not dependent on the price or volume of our common stock.

      We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming Safe Transportation issued the maximum number of shares of common stock being registered in the accompanying registration statement at a recent price of $0.10 per share, Safe Transportation would issue 21,250,000 shares of common stock to Cornell Capital Partners, L.P. for gross proceeds of $2,125,000, or $2,875,000 less than is available under the Equity Line of Credit. These shares would represent 52.6% of our outstanding common stock upon issuance. Safe Transportation is registering 21,250,000 shares of common stock for the sale under the Equity Line of Credit and the conversion of debentures. Accordingly, Safe Transportation would need to register additional shares of common stock in order to fully utilize the $5.0 million available under the Equity Line of Credit at the current price of $0.10 per share.

      The issuance of shares under the Equity Line of Credit may result in a change of control. That is, up to 21,250,000 shares of common stock could be issued under the Equity Line of Credit (i.e., the maximum number of shares being registered in the accompanying registration statement). If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of Safe Transportation by electing its or their own directors.

      Proceeds used under the Equity Line of Credit will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

      We expect to incur expenses of approximately $85,000 consisting primarily of professional fees incurred in connection with this registration. In addition, we are obligated to pay to Cornell Capital Partners a cash fee equal to 3.75% of each advance. In connection with the Equity Line of Credit, Safe Transportation is also obligated to pay Cornell Capital Partners a retention fee of $177,500, payable in two equal installments by the issuance of common stock. The number of shares to be issued for the commitment fee is equal to the closing bid price on the date of issuance. The first installment was paid on the closing date by the issuance of 781,250 shares of common stock. The second installment will be paid on the earlier of the effective date of the accompanying registration statement or six months after the closing date of the Equity Line of Credit. In addition,

Safe Transportation issued 100,000 shares of common stock to Westrock Advisors, Inc., a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

      The selling stockholders have advised us that the sale or distribution of Safe Transportation's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Safe
Transportation's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Safe Transportation's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Safe Transportation's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

      Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit. Cornell Capital Partners, L.P. will pay Safe Transportation 90% of the lowest closing bid price of Safe Transportation's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will receive a fee of 3.75% of the proceeds received by Safe Transportation under the Equity Line of Credit, plus a one-time commitment fee of $177,500 payable in shares of common stock. The 10% discount, the 3.75% fee and the one-time commitment fee are underwriting discounts. In addition, Safe Transportation engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of Safe Transportation's common stock.

      Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in Safe Transportation's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing Safe Transportation's common stock.

      Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 3.75% of the gross proceeds received under the Equity Line of Credit. In addition, Safe Transportation engaged Westrock Advisors, Inc., a registered broker-dealer, to advise it in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received 100,000 shares of Safe Transportation's common stock. The offering expenses consist of: a SEC registration fee of $695, printing expenses of $2,500, accounting fees of $15,000, legal fees of $52,500 and miscellaneous expenses of $14,305. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Safe Transportation while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Safe Transportation under the Equity Line of Credit. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF SAFE TRANSPORTATION AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

OVERVIEW

      Safe Transportation was incorporated in Florida on December 6, 1994 as Big Daddy's Auto Sales, Inc. Big Daddy's Auto Sales was in the business of selling used automobiles. On April 19, 2000, Big Daddy's Auto Sales, Inc. changed its name to Sweets & Eats, Inc. Sweets & Eats was in the business of selling chocolate candy over the Internet. On December 18, 2000, Sweets & Eats, Inc. entered into a reverse merger with Safe Transportation Systems, Inc. In that merger, the former stockholders of Safe Transportation Systems, Inc. received 12,000,000 shares of common stock of Sweets & Eats for all of the common stock of Safe Transportation Systems, Inc. In that merger, Sweets & Eats changed its name to Safe Transportation Systems, Inc.


      Between July 1998 and October 2000, Safe Transportation developed and tested safety products for the trucking industry. During that time, Safe Transportation spent approximately $1.8 million on administration and developing and patenting a proprietary technology called the Accident Control and Anti-Jackknife System. This system is intended to help prevent a tractor-trailer from losing control and jackknifing (i.e., the loss of traction by the rear wheels of a tractor causing it to rotate rapidly to approximately a 90 degree angle to the trailer).


      Safe Transportation's Accident Control and Anti-Jackknife System attaches to the underside of the trailer. The system is turned on during normal driving, but may be deactivated by the driver if desired. The system has an engaging bar that limits the amount of rotation of the tractor relative to the trailer and is intended to help prevent the trailer from swinging out-of-control.

PLAN OF OPERATION

      Safe Transportation has not had revenues from operations in each of the last two fiscal years, or the last fiscal year and the nine months ended September 30, 2001. As such, Safe Transportation is required to provide a Plan of Operation.

      During the next 12 months, Safe Transportation intends to focus on marketing its product for sale. To that end, Safe Transportation has performed several key marketing activities recently, including the development and production of sales materials, a follow up campaign to tank trailer manufacturers and trucking companies and participation in industry sponsored conferences such as the American Trucking Associates' Safety & Loss Prevention Council, the American Trucking Association Management Council, the Truck Trailer Manufacturers Association Convention, the National Truck Carriers Association Conference, the Commercial Vehicle Safety Alliance Conference, the National
Association of Chemical Distributors Conference, the California Trucking Association Safety Conference and the Oregon Trucking Association Safety Conference.

      Safe Transportation has out-sourced the manufacture of its product to a third party and intends to concentrate its efforts on the sales, marketing and distribution of its product.

      In October 2001, Safe Transportation entered into a Subscription and Distribution Agreement which provides for, among other things, Safe Transportation to obtain 50% of the common stock of, together with preferred stock in a newly formed United Kingdom corporation, Safe Europe Limited, which will market Safe Transportation's product in Europe and the Middle East. Safe Transportation also received a promissory note for $202,000 with interest accruing at 12% per year until December 31, 2001 and 18% per year thereafter. Safe Transportation intends to assign 50% of the preferred stock it receives from Safe Europe and the promissory note to a creditor in satisfaction of a $175,000 note payable. Under this agreement, Safe Europe will be the exclusive distributor of Safe Transportation's product in Europe and the Middle East. Safe Europe has the right to purchase the product from Safe Transportation or to manufacture the products itself. Safe Europe will pay Safe Transportation a royalty on each unit produced equal to 12.5% of its cost or $250.00, whichever is higher. Safe Transportation has the right to appoint three of the six directors in Safe Europe.

RESEARCH AND DEVELOPMENT

      Safe Transportation believes that its product is ready for market and does not anticipate incurring any significant research and development expenses over the next 12 months.

PLANT AND EQUIPMENT

      Safe Transportation does not anticipate incurring any significant expenses for the purchase of plant or equipment over the next 12 months.

EMPLOYEES

      Safe   Transportation   has  five  full  time  employees  and  anticipates
increasing the number of employees to approximately 20-25 over the next 12 months.

RESULTS OF OPERATIONS

      NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO SEPTEMBER 30, 2000. During the nine months ended September 30, 2001, Safe Transportation had no revenues from operations. It incurred selling, general and administrative expenses of $733,904 in the nine months ended September 30, 2001 compared to $294,074 in the comparable period in the prior year. This increase in selling, general and administrative expenses resulted primarily from transitioning Safe Transportation from a research and development company to a marketing and distribution company. Selling, general and administrative expenses for the nine months ended September 30, 2001 consisted primarily of payroll and payroll taxes of $332,000, rent of $110,000, insurance of $48,000, professional fees of $37,000, travel and marketing of $58,000, telephone of $24,000, depreciation and amortization of $25,000, interest of $23,000 and miscellaneousexpenses of $86,000. These operating expenses were partially offset by a credit received in the quarter ended September 30, 2001 from a vendor in the amount of $92,800.
This credit relates to items originally acquired from the vendor that were included in research and development expenses in prior periods. Accordingly, the credit is included as a reduction to research and development expenses in the current period. These operating expenses resulted in a net loss of $650,104 or $0.04 per share in the nine months ended September 30, 2001 compared to a net loss of $294,074 or $0.03 per share in the comparable period in the prior year.

      YEAR ENDED DECEMBER 31, 2000 COMPARED TO DECEMBER 31, 1999. Prior to December 18, 2000, Safe Transportation's predecessor, Sweets & Eats, Inc. had no assets, liabilities or operations. On December 18, 2000, Sweets & Eats, Inc. entered into a reverse merger with Safe Transportation, Inc. For accounting purposes, the transaction was treated as a recapitalization and accounted for as a reverse acquisition. Accordingly, Safe Transportation's financial statements for the years ended December 31, 2000 and 1999, respectively, reflect the assets, liabilities and operations of Safe Transportation, Inc. Through December 31, 2000, Safe Transportation was a development stage entity having no revenue or operations from its inception. Its efforts were principally devoted to the development of its product, organizational activities and capital raising.


      During the year ended December 31, 2000, Safe Transportation had no revenues from operations. It incurred selling, general and administrative expenses of $2,755,042 in the year ended December 31, 2000 compared to
$4,823,426  in  the  prior  year.   This   decrease  in  selling,   general  and
administrative expenses resulted primarily from the completion of research, development, and testing phase and the move toward implementation of the less expensive focus toward market research. Selling, general and administrative expenses for the year ended December 31, 2000 consisted primarily of non-cash compensation of $2,263,150, rent of $36,000, advertising and promotion of $141,000 professional fees of $70,000, travel of $122,000, telephone of $9,000, depreciation and amortization of $3,000, payroll and payroll taxes of $36,000 and miscellaneous expenses of $75,000. Safe Transportation also incurred research and development expenses of $6,469. These operating expenses resulted in a net loss of $2,761,511 or $0.23 per share in the year ended December 31, 2000 compared to a net loss of $5,063,284 or $0.76 per share in the prior year.


LIQUIDITY AND SOURCES OF CASH


      Safe Transportation is dependent on external cash to fund its operations. It will need to raise capital to continue operations and to complete its transition from a research and development company to a marketing and distribution company. During this transition, Safe Transportation anticipates that its most significant operating expense will be sales, marketing, distribution, OEM integration and technical support expenses. As of September 30, 2001, Safe Transportation had $5,961 of cash-on-hand. From September to November 2001, Safe Transportation raised $150,000 of gross proceeds from the issuance of convertible debentures. These debentures accrue interest at a rate of 6% per year and mature five years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.24 or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Safe Transportation has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.24 or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. In connection with these convertible debentures, Safe Transportation entered into various consulting agreements which provide for, among other things, the payment of consulting fees and commissions aggregating approximately 25% of all funds raised.

      In December 2001, Safe Transportation borrowed $46,000 and 37,400 from Cornell Capital Partners, L.P. The loans bear an interest at a rate of 12% per year and the first loan is due in January 2002 and the second loan is due in February 2002. In connection with the loans, Safe Transportation granted to Cornell Capital Partners warrants to purchase 46,000 and 37,400 shares of common stock respectively at an exercise price of $0.01 per share. Our Executive Vice President, James B. Long, personally guaranteed the loan and pledged 1,550,000 and 1,700,000 shares of common stock respectively as collateral to secure his guarantee obligations.

      In September 2001, Safe Transportation entered into an Equity Line of Credit Agreement. Under this agreement, Safe Transportation may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Safe Transportation will be entitled to commence drawing down on the equity line of credit when the common stock under the Equity Line of Credit is registered with the Securities and Exchange Commission and will continue for two years thereafter. The purchase price for the shares will be equal to 90% of the market price, which is defined as the lowest closing bid price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $208,333.33 in any thirty day period. Safe Transportation will pay Cornell a one-time fee equal to $177,500, payable in shares of common stock in two equal installments. The first installment was paid in September 2001 and resulted in the issuance of 781,250 shares of common stock. The second installment is due on the earlier of the filing of a registration statement registering the shares of common stock to be issued under the equity line of credit or six months after the closing date, whichever occurs first. Safe Transportation will also pay Cornell Capital Partners a fee of 3.75% of each advance. In addition, Safe Transportation will entered into a placement agent agreement with Westrock Advisors, Inc., a registered broker-dealer.
Pursuant to the placement agent agreement, Safe Transportation will pay a one-time placement agent fee of 100,000 shares of common stock.

      Safe Transportation has a note payable of $175,000, plus interest. Originally, this note payable was due in monthly installments of principal and interest through December 15, 2001. Safe Transportation defaulted on the original terms of the note and, in October 2001, renegotiated the terms. The new terms provide for monthly interest payments at 12% per year through December 31, 2001 and 18% thereafter, with principal due in January 2003. Safe Transportation intends to assign 50% of the preferred stock in Safe Europe and a promissory note in the amount of $202,100 it receives from Safe Europe to the creditor in satisfaction of the notes payable.

      Safe Transportation has judgments against it for a total of $64,309.98, plus interest. These amounts are due and payable. Safe Transportation does not have enough cash-on-hand to satisfy these judgments. Excluding the judgments, Safe Transportation believes it has sufficient funds to finance its operations for the next three months. Thereafter, Safe Transportation will need additional capital to finance its operations and to satisfy the judgments. In order to raise such capital, Safe Transportation will need to raise additional capital from loans or the sale of securities, if available. Other than the Equity Line of Credit, Safe Transportation does not have any commitments to receive capital from any source.

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

      In August 2001, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations", effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs.

      In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", effective for fiscal years beginning after December 15, 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets.

      Safe Transportation believes that adopting the above statements will not have a material impact on the financial statements.

                             DESCRIPTION OF BUSINESS

CORPORATE HISTORY

      Safe Transportation was incorporated in Florida on December 6, 1994 as Big Daddy's Auto Sales, Inc. Big Daddy's Auto Sales was in the business of selling used automobiles. On April 19, 2000, Big Daddy's Auto Sales, Inc. changed its name to Sweets & Eats, Inc. Sweets & Eats was in the business of selling chocolate candy over the Internet. On December 18, 2000, Sweets & Eats, Inc. entered into a reverse merger with Safe Transportation Systems, Inc. In that merger, the former stockholders of Safe Transportation Systems, Inc. received 12,000,000 shares of common stock of Sweets & Eats for all of the common stock of Safe Transportation Systems, Inc. In that merger, Sweets & Eats changed its name to Safe Transportation Systems, Inc.

GENERAL BUSINESS


      Between July 1998 and October 2000, Safe Transportation developed and tested safety products for the trucking industry. During that time, Safe Transportation spent approximately $1.8 million on administration and developing and patenting a proprietary technology called the Accident Control and Anti-Jackknife System. This system is intended to help prevent a tractor-trailer from losing control and jackknifing (i.e., the loss of traction by the rear wheels of a tractor causing it to rotate rapidly to approximately a 90 degree angle to the trailer).


      Safe Transportation's Accident Control and Anti-Jackknife System attaches to the underside of the trailer. The system is turned on during normal driving, but may be deactivated by the driver if desired. The system has an engaging bar that limits the amount of rotation of the tractor relative to the trailer and is intended to help prevent the trailer from swinging out-of-control.

THE PRODUCT

      Safe Transportation is in the business of marketing and distributing a product intended to help prevent a tractor-trailer from losing control and jackknifing. Jackknifing occurs by the loss of traction by the rear wheels of a tractor causing it to rotate rapidly to approximately a 90-degree angle to the trailer. This product is called the Accident Control and Anti-Jackknife System. This product attaches to the underside of the trailer. It has an engaging bar that limits the amount of rotation of the tractor relative to the trailer and prevents the trailer from swinging out of control.

      Safe Transportation completed development and testing of the Accident Control and Anti-Jackknife System in October 2000. Since that time, Safe Transportation has focused its efforts on the marketing and distribution of the product. To date, Safe Transportation has not earned nay revenue from the sale of this product.

      In the on position, the engaging bar limits the amount of rotation of the tractor relative to the trailer and prevents the trailer from swinging to such an extent where it would become out of control, therefore, allowing the driver to power and steer out of emergency situations.

      The kinetic energy that could become an uncontrollable sideways swing is instead redirected forward onto the front drive axle of the tractor. Since the front wheels are part of the steering axle, the driver can turn into the skid optimizing overall vehicle stability. By steering in the opposite direction of the skid the attitude of the tire tread runs truer to the road surface, which improves driver control. Because there is additional force being applied to the steering tires, Safe Transportation believes traction and maneuverability are enhanced. By improving the tire's friction and maintaining steering control the driver can reduce stopping distances and simultaneously optimize the attempt to avoid obstacles.

      The product is within the driver's control and the driver can disengage it by pushing the off-switch and freeing the movement of the trailer.

      Safe Transportation believes the product will help reduce stopping distances in emergency braking situations and is planning to conduct further in-depth study of the control effect on stopping distances.

INDEPENDENT TESTING

      Safe Transportation successfully completed its Canadian testing at the Pacific Traffic Education Center (PTEC), in Delta, British Columbia in October 1999. PTEC is a joint venture of the Justice Institute of British Columbia and the Insurance Corporation of British Columbia. PTEC, which is British Columbia's NAFTA representative to the Commercial Vehicle Safety Alliance, was established to reduce the number and severity of traffic accidents and promotes traffic safety through its affiliation with organizations such as the Institute of Police Technology and Management, University of North Florida.

      Safe Transportation successfully completed its United States testing at the Transportation Research Center (TRC), East Liberty, Ohio in November 1999. The TRC is a widely recognized and respected independent transportation proving ground.

      The NHTSA assisted Safe Transportation with research during the American testing and desires to continue research into the impact of its new technology with regard to accident control, reduced stopping distance analysis and tractor-trailer configurations.

      According  to  conclusions  drawn  from  independent   evaluations,   Safe
Transportation's Accident Control and Anti-Jackknife System:

      o     Help  prevent   jackknifing,   trailer-swing  and  rollover  of  the
            tractor-trailer in all test permutations;

      o Does not interfere with normal highway operations such as passing maneuvers or obstacle avoidance; and

      o Enhances the driver's ability to maintain steering control by limiting articulation angle during the jackknifing, trailer-swing or out of control incident.

PRODUCT RELIABILITY

      The product has been independently tested in the United States and Canada, which results were audited by Bacon Donaldson Engineering of Richmond, British Columbia. These tests were designed to report on the product's ability to stand up to rigorous testing and sharp impacts. The product withstood over 100 hard impacts, some at speeds of up to 60 miles per hour, and deviated 5/100 of an inch from its original specifications.

THE INDUSTRY

      According to the Commercial Carrier Journal Census of the Professional Truck Fleet Market, there are over 5 million trailers currently in use on the roads in the United States and Canada. In 1999, according to the U.S. Department of Commerce, over 300,000 new trailers were sold and delivered in the U.S. Twenty-six trailer manufacturers command 88% of the U.S. domestic market.

      Trucking is an important component of the U.S. economy. On January 25, 2000, in a letter to President Clinton regarding diesel fuel prices, Walter B. McCormick, Jr., President and CEO of the American Trucking Association, stated:
"Trucks move most of America's freight and are the transportation backbone of the American economy...the trucking industry accounts for 81% of the country's freight revenue."

      According to the U.S. Bureau of Labor Statistics (1999), highway crashes are the number one occupational cause of death. Statistically for every truck driver fatally injured in a truck accident a corresponding five motorists are also killed. In 1997, 857 truck drivers were killed and 5,355 motorists died as a result of those accidents. According to the same statistics, truck driving is
8.5 times more risky  occupation  than being an airline pilot or taxicab driver;
5.5 times more deadly than being a law enforcement officer; and 4 times more deadly than being a construction laborer.

      A large  truck  accident  occurs  on  average  every 71  seconds  in North
America. The NHTSA published a technical report titled Large-Truck Accident Causation, DOT HS-806-300. According to the report, "...data for single-vehicle accidents indicate that run-off-road, jackknife and rollover accidents account for 23.2% of all reported truck incidents..."

      In 1999, the NHTSA reported that large trucks caused:

      o     5,362  fatalities
      o     142,000  injuries
      o     453,000  accidents
      o     $24 Billion in insurance claims

SALES AND MARKETING

      During the next 12 months, Safe Transportation intends to focus on marketing its product for sale. To that end, Safe Transportation has performed several key marketing activities recently, including the development and production of sales materials, a follow up campaign to tank trailer manufacturers and trucking companies and participation in industry sponsored conferences such as the American Trucking Associates' Safety & Loss Prevention Council, the American Trucking Association Management Council, the Truck Trailer Manufacturers Association Convention, the National Truck Carriers Association Conference, the Commercial Vehicle Safety Alliance Conference, the National
Association of Chemical Distributors Conference, the California Trucking Association Safety Conference and the Oregon Trucking Association Safety Conference.

      Safe Transportation intends to market its product to trailer manufacturers and fleet operators through strategic alliances with original equipment manufacturers and the National Trailer Dealers Association. Safe Transportation's intention is to become a preferred supplier of technologies. Each major trailer OEM has an aftermarket parts distribution program selling to the dealers in their distribution network. The products may be warehoused by the OEM or be directly shipped from the manufacturer to the dealers and billed through the OEM. Safe Transportation intends to also sell directly to independent dealers.

COMPETITION

      Currently, there is no known competitor that markets an Accident Control and Anti-Jackknife System. However, in the late 1980s a company conducted extensive testing of a rudimentary anti-jackknife device and lobbied various levels of government, the transportation sector and the insurance industry. This company published material stating it had conducted numerous tests and the subsequent evaluations resulted in the State of New Mexico drafting legislation to mandate the use of anti-jackknife devices. It further stated the State of Texas contemplated insurance premium reductions for resident fleets employing anti-jackknife devices on their trailers, and both states used the device on their fleets. To our knowledge, this competitor is no longer doing business.

GOVERNMENTAL REGULATION

      Safe  Transportation  believes it complies  with all  applicable  laws and
regulations.   Safe   Transportation   has  made  and  will  continue  to  make,
expenditures to comply with such laws and regulations.

EMPLOYEES

      Safe Transportation has five full-time employees. Safe Transportation anticipates hiring approximately 20 to 25 employees over the next 12 months. None of Safe Transportation's employees are represented by unions. There has been no disruption of operations due to labor disputes. Management considers its relations with its employees to be good.

CONSULTING ARRANGEMENTS

      Safe Transportation has entered into the following consulting arrangements to assist in the development of its business operations.

      o     In  August  2001,  Safe  Transportation   entered  into  a  Business
            Consultant Agreement with MK Associates, Inc. Pursuant to this agreement, MK Associates will provide advice and counsel regarding business and financial plans, investor relations, strategy and negotiations with potential lenders and investors, merger and acquisition candidates, joint ventures, corporate partners and others involving financial and business related transactions. In addition, MK Associates will assist Safe Transportation in establishing business relationships with investment professionals. In exchange for these services, MK Associates will be paid a percentage of any business obtained by Safe Transportation as a result of MK Associates' efforts.

      o In September 2001, Safe Transportation entered into a financial consultant agreement with Yorkville Advisors Management, LLC. Pursuant to this agreement, Yorkville Advisors will serve as financial consultant and advisor to the Company, on a nonexclusive basis for a period of 12 months. For its services, Yorkville Advisors will be paid $12,500.

      o In September 2001, Safe Transportation entered into an Investment Banking Agreement with Hornblower & Weeks, Inc., a registered broker-dealer. Pursuant to this agreement, Hornblower & Weeks will assist Safe Transportation in a variety of financial matters, including capital raising transactions. For its services, Hornblower & Weeks will be paid $5,000 per month. In addition, Hornblower & Weeks will receive a percentage of any business or capital received by Safe Transportation as a result of Hornblower & Weeks' efforts.

                                   MANAGEMENT

      Safe Transportation's present directors and executive officers are as follows:

            NAME                 AGE      POSITION
            -----------------  --------   --------------------------------------
            Ian Pallett          53       President, Chief Executive Officer and
                                          Chairman of the Board

            James B. Long        42       Executive Vice President and Director

            Lawrence J. Brady    61       Director

      The following is a brief description of the background of the directors and executive officers of Safe Transportation.

--------------------------------------------------------------------------------

IAN PALLETT (53 YEARS OLD, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS)


      Prior to joining Safe Transportation in the spring of 1998, Mr. Pallet served as President of Penn Lease Corporation in 1995 - 1998. Mr. Pallet brings over 20 years experience as a highly creative executive specializing in innovative financial services to the transport industry; particularly involving investment services such as finance structuring, lease facilitation and currency hedging strategies for trans-border carriers. Mr. Pallet has worked with foreign and US banks, syndicates, institutional funds and brokerages.

      From 1990-1995, Mr. Pallett was a turnaround consultant to automobile and truck fleet dealers in Vancouver and Edmonton where he specialized in restructuring the dealership's leasing and insurance operations. From 1985-1989, Mr. Pallet was a securities broker with Merrill Lynch Canada where his clientele included a cross section of industry, transportation and the petroleum supply sector.

      Mr. Pallet's administrative, financial, leasing, and lending expertise gives Safe Transportation the ability to offer clients diverse and unique finance options for employing the Company's technology.

      Mr. Pallet attended Vancouver City College, where he studied Honors Math and Physics.

JAMES B. LONG (42 YEARS OLD, EXECUTIVE VICE PRESIDENT, FOUNDER OF SAFE TRANSPORTATION, AND DIRECTOR)

      James B. Long has experience in business management, marketing, sales, and entrepreneurial career, which began in 1980 with IBM, and progressed through a series of increasingly senior positions in the business equipment and telecommunications industry.

      From  1987   through   1994,   Mr.  Long   introduced   many   competitive
telecommunication services to the Canadian market. He co-founded Starcom International Optics Corporation which linked Vancouver, B.C. to Seattle, Washington with the first fiber optic link which seamlessly joined Canada to the United States. As a member of the Board of Directors, Starcom set telecommunication legislative precedence with the Federal Communications Commission, the Washington Utilities Commission and the Canadian Radio and Telecommunications Commission (CRTC). As Vice President of Sales and Marketing, he developed and implemented the strategy that built a team, which filled the telecommunications void between Canada and the United States on the west coast.

      From 1994 through 1997, Mr. Long co-developed an aerodynamic device for the tractor-trailer industry. As Director, and in the capacity of Vice President of Sales and Marketing, he was recognized by the Innovation Center of Waterloo, Ontario, where the invention won first prize as the Most Environmentally Useful Innovation Award of 1996. Mr. Long developed this innovative strategy for new tractor-trailer product introduction while working with Gorlan Fairing Inc. in Vancouver in association with KPMG's Transportation Services Group.

      From 1997 to 2001, Mr. Long was President and Chief Executive Officerof Safe Transportation. Mr. Long earned a Diploma of Technology in Marketing Management from the British Columbia Institute of Technology. He also successfully completed the Telecommunications Management Program of Vancouver Community College and other industry specific programs.

LAWRENCE J. BRADY (61 YEARS OLD, DIRECTOR)

Since December 1997, Mr. Brady has been Chief Executive Officer and Chairman of the Board of American Technologies Group, Inc. (ATG). From 1994 until he joined the ATG, Mr. Brady was an independent consultant except for a five-month period during which he served as president of Chantal Pharmaceutical Corp. From 1991 to 1994 Mr. Brady served as a director and founder of Capitoline International Group, Ltd., a consulting firm. He was a Senior Vice President of Hill & Knowlton Public Affairs Worldwide from 1987 to 1991 and Director of International Marketing for Sanders Associates, a Lockheed subsidiary from 1985 to 1987.

      Mr. Brady served as Assistant Secretary of Commerce for Trade Administration in the Reagan Administration, responsible for administering federal government export and import trade regulation functions, which included high technology, export control and enforcement programs, the anti-dumping and countervailing duty laws and the anti-boycott and foreign trade zone programs. He has completed all requirements for a Ph.D. in International Economics and International Affairs except for the dissertation.

ITEM 10. EXECUTIVE COMPENSATION

      The following table shows all the cash compensation paid by Safe Transportation, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2000, 1999 and 1998 to Safe Transportation's Chief Executive Officer. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to this executive officer during these fiscal years. No executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

                                       ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                         ---------------------------------------------   -----------------------------------------------
                                                                               AWARDS           PAYOUTS
                                                                         ---------------------  -------
                                                            OTHER        RESTRICTED
                                                            ANNUAL         STOCK      OPTIONS/  LTIP      ALL OTHER
NAME AND                           SALARY     BONUS      COMPENSATION     AWARD(S)      SARS   PAYOUTS   COMPENSATION
PRINCIPAL POSITION        YEAR       ($)       ($)           ($)            ($)          (#)     ($)         ($)

James B. Long             2000          --      --            --            --          --       --          --
  President and           1999      96,000      --            --            --          --       --          --
  Chief Executive         1998      44,000      --            --            --          --       --          --
  Officer


      In 2001, Safe Transportation granted Mr. Long options to purchase a total of 500,000 shares of common stock at $0.05. These options expire on December 31, 2002.

      The following table contains information regarding options granted during the year ended December 31, 2000 to Safe Transportation's named executive officer.


                                                OPTION/SAR GRANTS TABLE

                                                    % TOTAL
                           NO. OF SECURITIES      OPTIONS/SAR'S
                               UNDERLYING          GRANTED TO
                             OPTIONS/SAR'S        EMPLOYEES IN     EXERCISE OR BASE PRICE
NAME                          GRANTED (#)           2000 (%)           ($ PER SHARE)          EXPIRATION DATE
------------------------   ---------------------  --------------  -------------------------  ------------------

James B. Long                1,000,000              50.0%                    $1.00            August 12, 2005

      The following table contains information regarding options exercised in the year ended December 31, 2000, and the number of shares of common stock underlying options held as of December 31, 2000, by Safe Transportation's named executive officer.

                                           AGGREGATED OPTIONS/SAR EXERCISES
                                                IN LAST FISCAL YEAR AND
                                         FISCAL YEAR END OPTIONS/SAR VALUES(1)

                                                                          NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                        SHARES                           UNDERLYING UNEXERCISED          IN-THE-MONEY
                                      ACQUIRED ON          VALUE            OPTIONS/SAR'S AT           OPTIONS/SAR'S AT
NAME                                   EXERCISE         REALIZED ($)       FISCAL YEAR END(1)         FISCAL YEAR END(2)
-----------------------------------  ---------------  ----------------  --------------------------  ----------------------
James B. Long                            --                --           Exercisable:    1,000,000               --

_________________________________

(1)   These grants represent options to purchase common stock. No SAR's have been granted.
(2)   The value of the unexercised  in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of December 30, 2000.


EMPLOYMENT AGREEMENTS

      On  January  1,  2001,  Safe  Transportation  entered  into  an  Executive
Employment Agreement with James B. Long. Pursuant to the terms of this agreement, Mr. Long will serve as Safe Transportation's President and Chief Executive Officer. The agreement has a ten-year term. The agreement provides for a base salary of $120,000, plus annual increases of not less than ten percent per year. In addition, the agreement provides for an automobile allowance of $750 per month. Mr. Long will be entitled to annual vacation of 6 weeks in year one, 7 weeks in year two, 8 weeks in years three through five and 12 weeks in years six through ten. In connection with the agreement, Mr. Long assigned all rights he had to certain technology used in connection with Safe Transportation's product. In exchange, Safe Transportation granted Mr. Long options to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share.

      On January 1, 2001, Safe Transportation entered into an Executive Employment Agreement with Ian Pallett. Pursuant to the terms of this agreement, Mr. Pallett will serve as Safe Transportation's Executive Vice President. The agreement has a ten-year term. The agreement provides for a base salary of $120,000, plus annual increases of not less than ten percent per year. In addition, the agreement provides for an automobile allowance of $750 per month. Mr. Pallett will be entitled to annual vacation of 6 weeks in year one, 7 weeks in year two, 8 weeks in years three through five and 12 weeks in years six through ten. In connection with the agreement, Mr. Pallett assigned all rights he had to certain technology used in connection with Safe Transportation's product. In exchange, Safe Transportation granted Mr. Pallett options to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share.

      On June 1, 2001, Ian Pallett assumed the position of President & CEO and James B. Long became Executive Vice President.

STOCK OPTION PLAN

      The Company  does not have a formal  stock  option  plan.

                            DESCRIPTION OF PROPERTY

OFFICE SPACE LEASE


      Safe Transportation maintains executive offices and a production and distribution facility at 909 Lakeway Drive, Suite 208, Bellingham, WA, 98226; and sales offices at No. 400, 409 Granville Street, Vancouver, British Colombia, Canada V6C 1T2.


INTELLECTUAL PROPERTY

      In June 1999, Safe Transportation filed a U.S. provisional patent application for its first Accident Control and Anti-Jackknife System. Safe Transportation filed an additional United States provisional patent application for another Accident Control and Anti-Jackknife System in July 1999. In June 2000, Safe Transportation filed Patent Cooperation Treaty Applications for both applications.


                                LEGAL PROCEEDINGS

      Safe Transportation is aware of the following actual and threatened legal proceedings:

      In August 2001, a default judgment was entered against Safe Transportation for $9,652.39, plus interest. The case was styled as RAELYN, LTD. V. SAFE TRANSPORTATION SYSTEMS, INC., case no. 01-2-01296-3, in the Superior Court of the State of Washington in and for Whatcom County. The judgment relates to the non-payment of development expenses.

      In August 2001, a judgment was entered against Safe Transportation for $23,676.44, plus interest. After a payment of $4,900 in October 2000, the net owing is now approximately $18,650. The case was styled as HIGHER PLANE CABINETWORKS, INC. V. SAFE TRANSPORTATION SYSTEMS, INC., case no. 01-2-01058-8, Superior Court of Washington for Skagit County. The judgment relates to the non-payment of leasehold improvements.

      In August 2001, a judgment was entered against Safe Transportation for $30,981.15, plus interest. The case was styled as VIRGINIA M. BENTON V. SAFE TRANSPORTATION, ET AL., case no. CV01-1408, In the District Court of the County of Whatcom in and for the State of Washington. The judgment relates to the non-payment of back wages to a former employee.

                             PRINCIPAL STOCKHOLDERS

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following table sets forth, as of February 5, 2002, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                     COMMON STOCK
                                                    BENEFICIALLY OWNED
                                         ---------------------------------------
NAME/ADDRESS                                    NUMBER               PERCENT(1)
-------------------------------------    ---------------------------------------

James B. Long(2)                              9,122,000                44.1%

Ian Pallett(3)                                4,591,720                22.2%

Lawrence J. Brady(4)                            200,000                 1.0%

All Directors and Officers as a Group        13,913,720                62.5%
____________________________________

(1) Applicable percentage of ownership is based on 19,170,269 shares of common stock outstanding as of February 5, 2002, together with securities exercisable or convertible into shares of common stock within 60 days of February 5, 2002 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 5, 2002 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Safe Transportation.

(2) Represents 7,622,000 shares of common stock, plus options to purchase 1,500,000 shares of common stock, of which 1,000,000 options have an exercise price of $1.00 per share and 500,000 options have an exercise price of $0.05 per share. Mr. Long has pledged 1,550,000 shares of common stock as collateral to secure a $46,000 loan and 1,700,000 shares of common stock as collateral to secure a second loan for $37,400 made by Cornell Capital Partners, L.P. to Safe Transportation.

(3) Represents 3,091,720 shares of common stock, plus options to purchase 1,500,000 shares of common stock, of which 1,000,000 options have an exercise price of $1.00 per share and 500,000 options have an exercise price of $0.05 per share.

(4) Represents 100,000 shares of common stock, plus options to purchase 100,000 shares of common stock at an exercise price of $0.05 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On  January  1,  2001,  Safe  Transportation  entered  into  an  Executive
Employment Agreement with James B. Long. Pursuant to the terms of this agreement, Mr. Long will serve as Safe Transportation's President and Chief Executive Officer. The agreement has a ten-year term. The agreement provides for a base salary of $120,000, plus annual increases of not less than ten percent per year. In addition, the agreement provides for an automobile allowance of $750 per month. Mr. Long will be entitled to annual vacation of 6 weeks in year one, 7 weeks in year two, 8 weeks in years three through five and 12 weeks in years six through ten. In connection with the agreement, Mr. Long assigned all rights he had to certain technology used in connection with Safe Transportation's product. In exchange, Safe Transportation granted Mr. Long options to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share.

      On January 1, 2001, Safe Transportation entered into an Executive Employment Agreement with Ian Pallett. Pursuant to the terms of this agreement, Mr. Pallett will serve as Safe Transportation's Executive Vice President. The agreement has a ten-year term. The agreement provides for a base salary of $120,000, plus annual increases of not less than ten percent per year. In addition, the agreement provides for an automobile allowance of $750 per month. Mr. Pallett will be entitled to annual vacation of 6 weeks in year one, 7 weeks in year two, 8 weeks in years three through five and 12 weeks in years six through ten. In connection with the agreement, Mr. Pallett assigned all rights he had to certain technology used in connection with Safe Transportation's product. In exchange, Safe Transportation granted Mr. Pallett options to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share.

      On June 1, 2001, Ian Pallet assumed the position of President & CEO and James B. Long became Executive Vice President.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

      Safe Transportation's common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "SFTS."

      The following table sets forth the range of high and low bid quotations for each calendar quarter for Safe Transportation's common stock for the prior year (since quotation began) and the first three quarters of 2001.

                                                         BID PRICE PER SHARE
                                               ---------------------------------
                                                       HIGH                LOW
                                               ------------------- -------------
      January 3, 2000 - March 31, 2000              $0.1000              $0.1000

      April 3, 2000 - June 30, 2000                     N/A                  N/A

      July 3, 2000 - September 29, 2000             $2.0625              $1.0100

      October 2, 2000 - December 29, 2000           $2.7500              $0.1000

      January 2, 2001 - March 30, 2001              $4.1500              $1.0100

      April 2, 2001 - June 29, 2001                 $1.4000              $0.4000

      July 2, 2001 - September 28, 2001             $0.4800              $0.1000

      October 1, 2001 - December 31, 2001           $0.1950              $0.0500

      Sweets & Eats, Inc. Traded on the pink sheets, SFTS began trading OTC: BB January 9, 2001.



      The above prices were obtained from Nasdaq, Inc. The quotations represent inter-dealer quotations, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

      As  of  February  5,  2002,  Safe   Transportation   believes  there  were
approximately 84 holders of record of our common stock.

      We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

      The authorized capital stock of Safe Transportation consists of 50,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of
preferred   stock,   par  value  of  $0.001.   As  of  February  5,  2002,  Safe
Transportation had 19,170,269 shares of our common stock outstanding. This excludes 15,690,000 shares of common stock that Safe Transportation believes were issued without proper authorization. Safe Transportation anticipates that such shares will be canceled. In addition, there are outstanding debentures convertible into 1,250,000 shares of common stock (at an assumed conversion price of $0.10 per share), options to purchase up to 4,205,000 shares of common stock and warrants to purchase up to 4,255,557 shares of common stock. The following description is a summary of the capital stock of Safe Transportation and contains the material terms of the capital stock. Additional information can be found in Safe Transportation's Articles of Incorporation and Bylaws.

      COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of Safe Transportation, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

      CONVERTIBLE DEBENTURES. Safe Transportation has outstanding convertible debentures with an original principal balance of $150,000. These debentures are convertible into shares of common stock at a price equal to equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price of the common stock as of the closing date, or (b) an amount equal to eighty percent (80%) of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. If such conversion had taken place at $0.12 (i.e., 80% of the recent price of $0.15), then the holders of the convertible debentures would have received 1,250,000 shares of common stock. These convertible debentures accrue interest at a rate of 6% per year and are convertible at the holder's option. These convertible debentures have a term of five years. At Safe Transportation's option, these debentures may be paid in cash or converted into shares of common stock on the fifth anniversary unless converted earlier by the holder.

      OPTIONS. Safe Transportation has outstanding options to purchase up to 4,205,000 shares of common stock. The exercise prices of these options follows:

            NO. OF OPTIONS:         EXERCISE PRICE:
            ---------------         ---------------
               2,155,000                 $1.00
               2,050,000                 $0.05

      WARRANTS. Safe Transportation has outstanding warrants to purchase up to 4,255,557 shares of common stock. The exercise prices of these warrant follows:

            NO. OF WARRANTS:        EXERCISE PRICE:
            ----------------        ---------------
               1,339,019                 $0.50
               1,339,019                 $0.375
               1,339,019                 $0.25
                192,500                  $0.05
                 83,400                  $0.01
TRANSFER AGENT

      Safe Transportation's transfer agent is Interwest Transfer Company. Its address is P.O. Box 17136, Salt Lake City, Utah 84117. Its telephone number is
(801) 272-9294.

LIMITATION OF LIABILITY:  INDEMNIFICATION

      Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Safe Transportation to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Safe Transportation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Safe Transportation pursuant to the foregoing, or otherwise, Safe Transportation has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

      Authorized AND UNISSUED STOCK. The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Safe Transportation that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Safe Transportation's Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

      The financial statements for the year ended December 31, 2000 included in the Prospectus have been audited by Sweeney, Gates & Co., independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Safe Transportation's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

      The statements of operations and stockholders' deficit and cash flows for the year ended December 31, 1999 and for the period July 7, 1998 (inception) to December 31, 1998 included in the Prospectus have been audited by Chris Thurgood, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Safe Transportation's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

      Kirkpatrick & Lockhart LLP, Miami, Florida, will pass upon the validity of the shares of common stock offered hereby for us.


                           HOW TO GET MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                               SAFE TRANSPORTATION SYSTEMS, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
--------------------------------------------------------------------------------
                                                  CONDENSED FINANCIAL STATEMENTS

                                                              SEPTEMBER 30, 2001

C O N T E N T S
                                                                   Page
--------------------------------------------------------------------------------


CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

      Balance Sheet                                                  F-2

      Statements of Operations                                       F-3

      Statements of Cash Flows                                       F-4

      Notes to Condensed Financial Statements                      F-5 - F-8

      See accompanying notes.

SAFE TRANSPORTATION SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET (UNAUDITED)
SEPTEMBER 30, 2001
--------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------

CURRENT ASSETS
     Cash                                                          $      5,961
     Inventory                                                            3,906
     Prepaid expenses                                                     7,000
--------------------------------------------------------------------------------
       Total current assets                                              16,867

PROPERTY AND EQUIPMENT, net                                             173,534

PREPAID LOAN COSTS, net                                                  12,000

PATENT PENDING COSTS                                                     11,469

DEPOSITS                                                                  1,000
--------------------------------------------------------------------------------

         TOTAL ASSETS                                              $    214,870
--------------------------------------------------------------------------------

LIABILITIES AND DEFICIENCY IN ASSETS
--------------------------------------------------------------------------------

CURRENT LIABILITIES
     Accounts payable and accrued expenses                         $    585,697
     Loans payable                                                       52,950
--------------------------------------------------------------------------------
       Total current liabilities                                        638,647
--------------------------------------------------------------------------------

LONG-TERM DEBT
     Note payable                                                       175,000
     Convertible debentures                                              35,000
--------------------------------------------------------------------------------
       Total long-term debt                                             210,000
--------------------------------------------------------------------------------
         TOTAL LIABILITIES                                              848,647
--------------------------------------------------------------------------------

DEFICIENCY IN ASSETS
     Preferred stock, no par value 5,000,000 shares
        authorized, no shares issued and outstanding                          -
     Common stock, $0.001 par value 50,000,000 shares authorized,
        19,170,269 shares issued and outstanding                         19,170
     Additional paid-in capital                                       7,997,828
     Accumulated other comprehensive expense                       (      6,794)
     Deficit accumulated during the development stage              (  8,643,981)
--------------------------------------------------------------------------------
       Total deficiency in assets                                  (    633,777)
--------------------------------------------------------------------------------

         TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                $    214,870
--------------------------------------------------------------------------------

SAFE TRANSPORTATION SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------


                                                                                                                Inception
                                   Three Months Ended September 30, Nine Months Ended September 30,         (July 8, 1998) to
                                   ----------------------------------------------------------------            September 30,
                                        2001             2000            2001             2000                     2001
----------------------------------------------------------------- ------------------------------------------------------------------
SALES                                $         -        $         -     $          -     $         -              $         -
------------------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
 Selling, general and
   administrative
   Non-cash compensation
   and services                            9,000                   -           9,000               -                6,870,340
 Other selling, general
   and administrative                    153,588             182,593         733,904         294,074                1,529,651
 Research and development           (     92,800)                  -   (      92,800)              -                  243,990
------------------------------------------------------------------------------------------------------------------------------------
       Total operating expenses           69,788             182,593         650,104         294,074                8,643,981
------------------------------------------------------------------------------------------------------------------------------------

NET LOSS                             $    69,788        $    182,593     $   650,104     $   294,074              $ 8,643,981
------------------------------------------------------------------------------------------------------------------------------------

LOSS PER SHARE - BASIC AND DILUTED  ($         -)     ($        0.02)   ($      0.04)   ($      0.03)
------------------------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE NUMBER OF            18,364,653          11,780,000      17,946,792      11,659,100
 SHARES OUTSTANDING
------------------------------------------------------------------------------------------------------------------------------------

SAFE TRANSPORTATION SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------------



                                                                                                                   Inception
                                                                                                               (July 8, 1998) to
                                                                       Nine Months Ended September 30,         September 30, 2001
                                                                  -------------------------------------------
                                                                          2001                  2000
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     CASH FLOWS FROM OPERATING ACTIVITIES:
        Net loss                                                       ( $      650,104)     ( $      294,074)     ( $    8,643,981)
        Adjustments to reconcile net loss to net cash provided by
          (used in) operating activities:
          Depreciation and amortization                                          25,982                 1,803                29,071
          Issuance of stock for services                                          9,000                     -             5,728,690
          Issuance of stock options for services                                      -                     -             1,141,650
          Changes in operating assets and liabilities:
            Inventory                                                  (          3,906)                    -      (          3,906)
            Patent pending costs                                                      -      (         10,804)     (         11,469)
            Prepaid expenses                                           (          7,000)                    -      (          7,000)
            Other assets                                               (          1,000)                    -      (          1,000)
            Accounts payable and accrued expenses                               401,502      (          2,508)              578,903
----------------------------------------------------------------- --------------------- --------------------- ----------------------
                Net cash used in operating activities                  (        225,526)     (        305,583)     (      1,189,042)
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     CASH FLOWS FROM INVESTING ACTIVITIES:
        Proceeds from returns of equipment                                       82,060                     -                82,060
        Purchase of property and equipment                             (        241,660)     (         26,875)     (        272,665)
----------------------------------------------------------------- --------------------- --------------------- ----------------------
                Net cash used in investing activities                  (        159,600)     (         26,875)     (        190,605)
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from loans payable                                             227,950                     -               227,950
        Prepaid loan costs                                             (         24,000)                    -      (         24,000)
        Proceeds from subordinated debentures                                    35,000                     -                35,000
        Net advances (repayments) from stockholders                                   -                     -               194,261
        Proceeds from sale of stock                                             151,412               384,583               952,397
----------------------------------------------------------------- --------------------- --------------------- ----------------------
                Net cash provided by financing activities                       390,362               384,583             1,385,608
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     NET INCREASE IN CASH                                                         5,236                52,125                 5,961

     CASH - BEGINNING OF PERIOD                                                     725                   397                     -
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     CASH - END OF PERIOD                                                $        5,961        $       52,522        $        5,961
----------------------------------------------------------------- --------------------- --------------------- ----------------------

     Supplemental Disclosures of Cash Flow Information:
----------------------------------------------------------------- --------------------- --------------------- ----------------------

        Interest paid                                                    $       13,918        $            -        $       13,918
----------------------------------------------------------------- --------------------- --------------------- ----------------------

        Income taxes paid                                                $            -        $            -        $            -
----------------------------------------------------------------- --------------------- --------------------- ----------------------

SAFE TRANSPORTATION SYSTEMS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
NOTE 1.        BASIS OF PRESENTATION AND CONSOLIDATION
--------------------------------------------------------------------------------

               BASIS OF PRESENTATION

               The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB for quarterly reports under section 13 or 15(d) of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States.

               In the opinion of management, all adjustments considered necessary for a fair presentation have been included and such adjustments are of a normal recurring nature. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

               The audited financial statements for the year ended December 31, 2000, which are included in the Company's Annual Report on Form 10-KSB, should be read in conjunction with these condensed financial statements.

--------------------------------------------------------------------------------
NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

               Use of Estimates

               The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the respective reporting period. Actual results could differ from those estimates.

               NET INCOME (LOSS) PER SHARE

               Basic income (loss) per share is computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128) using the weighted average number of common shares outstanding during the period. All common stock data has been restated to give effect to the recapitalization in December 2000. Outstanding stock options were not considered in the calculation of diluted loss per share for the three and nine month periods ended September 30, 2001 as their effect would have been anti-dilutive. There were no potentially dilutive securities outstanding during the three and nine month periods ended September 30, 2000.

--------------------------------------------------------------------------------
NOTE 2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

               NEW ACCOUNTING PRONOUNCEMENTS

               In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company has not yet determined what the effects of these Statements will be on its financial position and results of operations.

               In August 2001, the Financial Accounting Standards Board Issued Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations", effective for fiscal years beginning after June 15, 2002. This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs.

               In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", effective for fiscal years beginning after December 15, 2001. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets.

               The Company believes that adopting the above statements will not have a material impact on the financial statements.

--------------------------------------------------------------------------------
NOTE 3.        GOING CONCERN
--------------------------------------------------------------------------------

               The  Company  has  incurred  significant   operating  losses  and
               negative cash flows from operations since inception. The Company's ability to continue as a going concern is dependent upon achieving profitable operations and positive cash flows from operations or obtaining debt or equity financing. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

--------------------------------------------------------------------------------
NOTE 4.        STOCK SUBSCRIPTION
--------------------------------------------------------------------------------

               In January 2001, the Company commenced a private placement offering of securities. The Company was seeking to raise up to $5,700,000 by selling up to 3,700,000 shares of common stock at $1 per share and 1,000,000 shares of common stock at $2 per share. In August 2001, the Company repriced the offering at $0.12 per share and issued three attached warrants to purchase one share of common stock with each warrant at exercise prices of $0.25, $0.375 and $0.50. All shares issued related to the private placement have been adjusted for this repricing.

--------------------------------------------------------------------------------
NOTE 5.           NOTE PAYABLE
--------------------------------------------------------------------------------

               Note payable at June 30, 2001 is to an individual which originally was due in monthly installments of principal and interest through December 15, 2001. The Company defaulted on the original terms of the note and in October 2001, renegotiated the terms of the note with the lender. The new terms of the note provide for monthly interest payments at 12% per annum through December 31, 2001 and 18% thereafter, with principal due in January 2003. Accordingly, the note has been classified as long-term in the accompanying condensed balance sheet.

--------------------------------------------------------------------------------
NOTE 6.           CONVERTIBLE DEBENTURES
--------------------------------------------------------------------------------

               From September through November 2001, the Company borrowed an aggregate of $150,000 from various parties and issued convertible debentures which provide for, among other things, interest at 6% per annum and mature five years from the funding date. The debentures are convertible at the holder's option any time up to maturity at a specified price, as defined. At the Company's option, at maturity, the entire principal amount and all accrued interest shall be either paid to the holder or converted to common stock at a specified price, as defined. Borrowings through September 30, 2001 amounted to $35,000.

               In connection with these convertible debentures, the Company entered into various consulting agreements which provide for, among other things, the payment of consulting fees and commissions aggregating approximately 25% of all funds raised.

--------------------------------------------------------------------------------
NOTE 7.           EQUITY LINE OF CREDIT
--------------------------------------------------------------------------------

               In September 2001, The Company entered into an Equity Line of Credit Agreement (Agreement) with an entity (Investor). Under this Agreement, the Company may issue and sell to the Investor common stock for a total purchase price of up to $5,000,000. Subject to certain conditions, Safe Transportation will be entitled to commence drawing down on the equity line of credit when the common stock under the Equity Line of Credit is registered with the SEC and will continue for two years thereafter. The purchase price for the shares will be equal to 90% of the lowest closing bid price of the common stock during the five trading days following the notice date. Unless waived by the Investor, the maximum advance amount is equal to 75% of the average daily volume of the Company's common stock multiplied by the purchase price during the particular pricing period, as defined. As consideration for entering into the Agreement, the Company will pay the Investor a fee equal to $187,500, payable in shares of common stock in two equal installments. The first installment was paid on September 6, 2001 and amounted to 781,250 shares of common stock. The second installment is due on the earlier of the filing of a registration statement registering the shares of common stock to be issued under the Agreement or six months after the closing date, whichever occurs first. The Company will also pay the Investor a fee of 3.75% of each advance.

--------------------------------------------------------------------------------
NOTE 8.        CREDIT FROM VENDOR
--------------------------------------------------------------------------------

               During the quarter ended September 30, 2001, the Company received a credit from a vendor in the amount of $92,800. The items originally acquired from the vendor were included in research and development expenses in prior periods. Accordingly, the credit is included as a reduction to research and development expenses in the current period in the accompanying condensed statement of operations.

--------------------------------------------------------------------------------
NOTE 9.        SUBSEQUENT EVENTS
--------------------------------------------------------------------------------

               ISSUANCE OF COMMON STOCK

               In October 2001, the Company issued options to acquire 2,050,000 shares of common stock to various professionals, consultants and employees.

               SUBSCRIPTION AND DISTRIBUTION AGREEMENT

               In October 2001, the Company entered into a Subscription and Distribution Agreement which provides for, among other things, the Company to obtain a 50% ownership interest in a newly formed United Kingdom Corporation which will market the products developed by the Company in Europe and the Middle East.


                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          FORMERLY SWEETS & EATS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS



                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


Report of Independent Certified Public Accountants..........................F-10
Auditor's Report............................................................F-11
Balance Sheet...............................................................F-12
Statements of Operations....................................................F-13
Statement of Stockholders' Deficit..........................................F-14
Statements of Cash Flows ...................................................F-15
Notes to the Financial Statements...........................................F-16 - F-21

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Safe Transportation Systems, Inc.,
Formerly Sweets & Eats, Inc.

         We have audited the accompanying balance sheet of Safe Transportation Systems, Inc., (a development stage company), as of December 31, 2000, and the related statements of operations and stockholders' deficit and cash flows for the year ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Safe Transportation Systems, Inc., (a development stage company) as of December 31, 2000, and the results of its operation and its cash flow for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        SWEENEY, GATES & CO.


                                        /s/ Sweeney, Gates & Co.
                                        ------------------------
                                        SWEENEY, GATES & CO.
                                        Fort Lauderdale, Florida
                                        April 16, 2001

                                AUDITOR'S REPORT


To the Shareholders of
Safe Transportation Systems, Inc.,


         I have audited the accompanying statements of operations and stockholders' deficit and cash flows for the year ended December 31, 1999, and for the period July 7, 1998 (inception) to December 31, 1998 of Safe Transportation Systems, Inc. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on my audits.

         I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

         In my opinion, these financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the years ended December 31, 1999, and for the period July 7, 1998 (inception) to December 31, 1998, in accordance with generally accepted accounting principles. As required by the British Columbia Company Act, I report that, in my opinion, these principles have been applied on a consistent basis.

                                        CHRIS THURGOOD


                                        /s/ Chris Thurgood
                                        --------------------
                                        CHRIS THURGOOD
                                        Vancouver, BC Canada
                                        December 29, 2000

                              SAFE TRANSPORTATION SYSTEMS INC.
                                (a development stage company)
                                        BALANCE SHEET
                                      DECEMBER 31, 2000

ASSETS
Current assets:
   Cash and cash equivalents                                              $        725
                                                                         --------------

        Total current assets
                                                                                   725
                                                                         --------------

Property and equipment, net                                                     27,916

Patent pending costs                                                            11,469
                                                                         --------------

                                                                          $     40,110
                                                                         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued expenses                                  $    184,366
                                                                         --------------

       Total current liabilities                                               184,366
                                                                         --------------

Stockholders' deficit
   Preferred stock, no par value, 5,000,000 shares
     authorized, no shares issued and outstanding                                    -

   Common stock, $.001 par value, 50,000,000 shares
     authorized; 17,050,000 shares issued and outstanding                       17,050

   Additional paid-in capital                                                7,839,537

   Accumulated other comprehensive expense                                      (6,966)

   Deficit accumulated during the development stage                         (7,993,877)
                                                                         --------------

       Stockholders' deficit                                                  (144,256)
                                                                         --------------

                                                                              $ 40,110
                                                                         ==============

         The accompanying notes are an integral part of these financial statements.



                                         SAFE TRANSPORTATION SYSTEMS INC.
                                          (a development stage company)
                                             STATEMENTS OF OPERATIONS

                                                                                                  July 8, 1998
                                                                                                  (inception)
                                                     Year ended December 31,                    to December 31,
                                                          2000                 1999                   2000
                                                     ----------------    -------------   ---------------------
                                                     ----------------    -------------   ---------------------
Sales                                                $        -      $          -        $         -

Operating expenses:
 Selling, general, and administrative:
   Non-cash compensation and services                  2,263,150        4,598,190           6,861,340
   Other selling, general and administrative             491,892          225,236             795,747
 Research and development                                  6,469          239,858             336,790
                                                     ------------    -------------       -------------

   Total operating expenses                            2,761,511        5,063,284           7,993,877
                                                     ------------    -------------       -------------

   Loss from operations                               (2,761,511)      (5,063,284)         (7,993,877)
                                                     ------------    -------------       -------------

Net loss                                             $(2,761,511)    $ (5,063,284)       $ (7,993,877)
                                                     ============    =============       =============


Loss per share, basic and diluted                    $     (0.23)    $      (0.76)
                                                     ============    =============

Weighted averages shares outstanding                  12,096,665        6,652,133
                                                     ============    =============



               The accompanying notes are an integral part of these financial statements.


                                    SAFE TRANSPORTATION SYSTEMS INC.
                                      (a development stage company)
                              STATEMENT OF CHANGES TO STOCKHOLDERS' DEFICIT

                                                                                                             Deficit
                                                                                           Accumulated     accumulated
                                                                           Additional         other         during the
                                              Common stock                   paid-in      comprehensive    development
                                                Shares        Amount         capital     income/(expense)     stage         Total
                                              ------------  ------------   ------------  ----------------  ------------   ---------
   Issuance of stock,
    July 8, 1998                                        1   $         -    $         1   $           -     $        -     $       1
   Foreign currency translation adjustment              -             -              -           3,531              -         3,531
   Net loss for period ended
    December 31, 1998                                   -             -              -               -       (169,082)     (169,082)
                                              ------------  ------------   ------------  ----------------  ------------   ---------

Balance, December 31, 1998                              1             -              1           3,531  -    (169,082)     (165,550)

                                                                                                                                  -
   Sale of stock                               11,426,059        11,426        406,299               -              -       417,725
   Charge for sale of stock at less
    than fair market value                              -             -      4,563,190               -              -     4,563,190
   Issuance of stock for services                  41,016            41         34,959               -              -        35,000
   Foreign currency translation adjustment              -             -              -         (14,539)             -       (14,539)
   Net loss for year ended
    December 31, 1999                                   -             -              -               -     (5,063,284)   (5,063,284)
                                              ------------  ------------   ------------  ----------------  ------------   ---------

Balance, December 31, 1999                     11,467,076        11,467      5,004,449         (11,008)    (5,232,366)     (227,458)

   Contribution of stockholders loans                   -             -        194,261               -              -       194,261
   Sale of stock                                  449,135           449        382,811               -              -       383,260
   Issuance of stock for services               1,133,789         1,134      1,120,366               -              -     1,121,500
   Options issued for services                          -             -      1,141,650                                    1,141,650
   Reorganization                               4,000,000         4,000         (4,000)              -              -             -
   Foreign currency translation adjustment              -             -              -           4,042              -         4,042
   Net loss for year ended
    December 31, 2000                                   -             -              -               -     (2,761,511)   (2,761,511)
                                              ------------  ------------   ------------  ----------------  ------------   ----------

Balance, December 31, 2000                     17,050,000   $    17,050    $ 7,839,537   $      (6,966)   $(7,993,877)   $ (144,256)
                                              ============  ============   ============  ================ =============  ===========



                The accompanying notes are an integral part of these financial statements


                                                  SAFE TRANSPORTATION SYSTEMS INC.
                                                    (a development stage company)
                                                      STATEMENTS OF CASH FLOWS


                                                                                                                     July 8, 1998
                                                                                                                     (inception)
                                                                                Year ended December 31,             to December 31,
                                                                             2000                  1999                  2000
                                                                       ------------------    -----------------    ------------------
Cash flows from operating activities:
 Net loss                                                               $    (2,761,511)      $   (5,063,284)      $   (7,993,877)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
   Depreciation                                                                   3,089                    -                3,089
   Issuance of stock for services and compensation                            1,121,500            4,598,190            5,719,690
   Issuance of stock options for services and compensation                    1,141,650                    -            1,141,650
   Changes in operating assets and liabilities:
    (Increase) in patent pending cost                                           (11,469)                   -              (11,469)
    Increase (decrease) in accounts payable
     and accrued expenses                                                       141,498              (47,373)             177,400
                                                                       ------------------    -----------------    ------------------

         Net cash used in operating activities                                 (365,243)            (512,467)            (963,517)
                                                                       ------------------    -----------------    ------------------

Cash flows from investing activities:
 Purchases of property and equipment                                            (31,005)                   -              (31,005)
                                                                       ------------------    -----------------    ------------------

         Net cash used in investing activities                                  (31,005)                   -              (31,005)
                                                                       ------------------    -----------------    ------------------

Cash flows from financing activities:
 Proceeds from sale of stock                                                    383,260              417,725              800,986
 Net advances from stockholders                                                  13,316               95,139              194,261
                                                                       ------------------    -----------------    ------------------

         Net cash provided by financing activities                              396,576              512,864              995,247
                                                                       ------------------    -----------------    ------------------



                             The accompanying notes are an integral part of these financial statements.

                                                  SAFE TRANSPORTATION SYSTEMS INC.
                                                    (a development stage company)
                                                      STATEMENTS OF CASH FLOWS


                                                                                                                     July 8, 1998
                                                                                                                     (inception)
                                                                                Year ended December 31,             to December 31,
                                                                             2000                  1999                  2000
                                                                       ------------------    -----------------    ------------------
               Net increase in cash and cash
                  equivalents:                                                      328                  397                  725
                                                                       ------------------    -----------------    ------------------

Cash and cash equivalents, beginning or period                                      397                    -                    -
                                                                       ------------------    -----------------    ------------------

Cash and cash equivalents, end of period                                $           725       $          397       $          725
                                                                       ==================    =================    ==================

Supplemental disclosure of cash flow information:
   Cash paid for interest during the period                             $             -       $            -       $            -
                                                                       ==================    =================    ==================

   Cash paid for income taxes during the period                         $             -       $            -       $            -
                                                                       ==================    =================    ==================


                             The accompanying notes are an integral part of these financial statements.

                        SAFE TRANSPORTATION SYSTEMS, INC.
                          FORMERLY SWEETS & EATS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

1.       BUSINESS AND BASIS OF PRESENTATION

The company was incorporated on December 6, 1994 in Florida as Big Daddy's Auto Sales, Inc. On April 19, 2000, the company changed its name to Sweets & Eats, Inc. (S&E).

On December 18, 2000, the stockholders of S&E approved a merger with Safe Transportation Systems, Inc. ("STS"), a Wyoming corporation, incorporated on October 17, 2000, and located in Bellington, Washington, USA. Safe Transportation Systems, Inc. (the "Company") was originally incorporated on July 7, 1998 in British Columbia, Canada. On October 17, 2000, the Company domesticated to Wyoming, United States of America. Safe Transportation Systems, Inc. is engaged in the development of safety products for the trucking industry.

The merger agreement provided that the STS stockholders receive 12,000,000 shares of S&E. At the date of the transaction, S&E had no assets, liabilities or operations. Therefore, for accounting purposes, the transaction was treated as a reorganization and accounted for as a reverse acquisition. The financial statements of the Company reflect the assets, liabilities and operations of STS as if it had been the reporting entity since inception. On January 3, 2001, subsequent to the merger, S&E changed its name to Safe Transportation Systems, Inc.

The Company is in the development stage and its efforts through December 31, 2000 were principally devoted to organizational activities, raising capital and development of its accident control and anti-jackknife system for tractor-trailers. Management anticipates incurring substantial additional losses as it pursues its development efforts. See note 3 for management's plan.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - The Company considers all unrestricted deposits and highly liquid investments, readily convertible to known amounts, with an original maturity of three months or less, to be cash equivalents.

FOREIGN CURRENCY TRANSLATION - The functional currency of the Company was the Canadian dollar until October 18, 2000. Since that date, the Company reports in United States dollars. Accordingly, the Company has applied the current rate method to translate the prior financial statements and the current transactions into United States dollars. All assets and liabilities are translated using the period-end exchange rate and all revenues and expenses are translated at the average of exchange in effect during the period. Translation adjustments are recorded in comprehensive income in the statement of stockholders' equity.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. The cost and accumulated depreciation for property, and equipment sold, retired, or otherwise disposed of are relieved from the accounts, and resulting gains or losses are reflected in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method.

                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

IMPAIRMENT OF LONG-LIVED ASSETS - The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting Standards Board ("FASB") No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Live Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. When an asset exceeds its expected operating cash flow, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. No impairments were recognized during the years ended December 31, 2000 and 1999.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair value of the Company's financial instruments such as accounts payable approximate their carrying value.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RESEARCH AND DEVELOPMENT EXPENSES - Research and development expenses are charged to operations as incurred.

INCOME TAX - Income tax assets and liabilities are computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

START-UP COSTS -The Company accounts for start up costs in accordance with the Accounting Standards Executive Committee of the AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5") which requires start-up costs, including organizational costs be expensed as incurred. The Company expensed all start-up costs.

LOSS PER SHARE - The Company accounts for earnings per share according to Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic and diluted earnings or loss per share. Stock options granted during the year were not included in the computation of net loss per share because the effect of inclusion would be anti-dilutive due to the Company's net loss. Earnings or loss per share is computed by dividing net income or loss by the weighted average number of shares outstanding during the period.

                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

SEGMENT REPORTING - In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company did not have any separately reportable operating segments as of December 31, 2000 and 1999.


3.       GOING CONCERN AND MANAGEMENT'S PLAN

The Company is a development stage entity having no revenue from its inception to December 31, 2000. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred net losses of $2,761,511 and $5,063,284 for the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000, the Company had negative working capital of $183,641 and stockholders' deficit of $144,256.

The Company's continued existence is dependent upon its ability to resolve its liquidity problems, principally by obtaining capital, commencing sales and generating sufficient revenues to become profitable. During the interim, the Company must continue to operate on cash flows generated from loans, raising capital and internally generated cash flow. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans in regard to this matter are to raise capital, become profitable by commencing manufacturing and sales of its product in a new facility in the State of Washington. Management believes these efforts will generate positive cash flow. See Note 10 for subsequent event. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


4.       PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2000:

                                                                     Estimated
                                                                    Useful lives
                                                                    ------------

            Office equipment                      $    22,884       3 to 5 years
            Furniture and fixtures                      8,121          7 years
                                                  -----------
                                                       31,005

            Less:  accumulated depreciation           (3,089)
                                                  -----------
                                                  $    27,916
                                                  ===========


Depreciation expense was $3,089 and $0 for the years ended December 31, 2000 and 1999.

                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.       RELATED PARTY NOTES

As of December 31, 1999, the stockholders had advanced the Company $180,945. In 2000, the stockholders contributed the $180,945 plus 2000 advances of $13,316 to equity.


6.       SALE OF SECURITIES AND MERGER

On October 1, 2000, in contemplation of the merger with Sweets & Eats, Inc., the Company split its shares 1.17 for one and all share amounts have been reflected retroactively.

In July 1998, the Company issued one share of common stock to its founder.

On May 31, 1999, the Company sold 10,913,245 shares to officers for $93,125 and 264,844 shares for $113,000. Compensation expense was charged for the difference between the cost and the fair market value or $4,563,190.

From June through September 1999, the Company sold 247,970 shares for $211,600. On August 25, 1999, 41,016 shares of common stock were issued for services. The fair market value of $35,000 was charged to expense.

During 2000, the Company sold 449,135 shares of common stock for $383,260. During 2000, 83,789 shares of common stock were issued for services. The fair market value of $71,500 was charged to expense.

On October 19, 2000, the Company issued 1,050,000 shares: 500,000 to five outside members of the board of directors, 500,000 shares to a financial consulting firm and 50,000 to an attorney. The fair market value of $1,050,000 was charged to expense.

On October 19, 2000, The Company issued nonqualified stock options covering 2,655,000 shares of common stock at an exercise price of $1.00 immediately. The options do not have an expiration date. Certain management personnel received options for 2,105,000 shares in exchange for the relinquishment of any development and propriertary rights and/or royalties and/or licensing fee to the anti-jackknifing systems. A financial consulting firm received options for 500,000 shares for services. An attorney received options 50,000 shares for services. These options were recorded at fair value of $1,141,650 using the Black Shoals option formula. The calculation assumed a 5.66% risk-free interest rate, 0% dividend yield, .0001% volatility, and a ten-year life, since the options did not have an expiration date.

On December 18, 2000, the Company completed a merger with Sweets & Eats, Inc. The merger agreement provided that the STS stockholders receive 12,000,000 shares of S&E and the former stockholders of S&E retained 4,000,000 shares. At the date of the transaction, S&E had no assets, liabilities or operations.
Therefore, for accounting purposes, the transaction was treated as a reorganization and accounted for as a reverse acquisition.

                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7.       INCOME TAXES

The Company did not have any net operating loss carryforwards as of December 31, 1999, due to the change of business and ownership provisions of the Internal Revenue Code.

The Company had available at December 31, 2000, operating loss carryforwards for United States federal taxes of approximately $200,000, which could be applied against taxable income in subsequent years through 2020. The tax effect of the net operating loss is approximately $70,000 and a full valuation allowance was recorded, since realization is uncertain.

Reconciliation of the differences between income taxes computed at the federal statutory tax rates and the provision for income taxes is as follows:

                                                              2000            PERCENT              1999         PERCENT
                                                           ------------     -----------       ------------    ----------
Income taxes computed at federal statutory tax rate        $  (818,000)         (34.0)%       $ (1,722,000)      (34.0)%

Canadian losses, prior to merger                                150,000             6.2          1,722,000         34.0%

Non-deductible non-cash expenses                                598,000            24.8

Change in valuation allowance                                    70,000             3.0                  -             -
                                                           ------------     -----------       ------------    ----------

Provision for income taxes                                 $          -              -%       $          -            -%
                                                           ============     ===========       ============    ==========


Temporary  differences that give rise to significant  deferred tax assets are as follows:


                                                                                 2000                 1999
                                                                             ------------         ----------
                    Net operating loss carry forward                           $   70,000         $        -
                                                                             ============         ==========

                    Total deferred tax assets                                      70,000                  -

                    Valuation allowance                                          (70,000)                  -
                                                                             ------------         ----------
                    Net deferred tax asset                                       $      -         $        -
                                                                             ============         ==========


                       SAFE TRANSPORTATION SYSTEMS, INC.,
                          (A DEVELOPMENT STAGE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.       OPERATING LEASES

On November 7, 2000, the Company entered into a 5-year lease to lease office and manufacturing space with an option to purchase the facility for fair market value. Rental payments started on March 1, 2001. Rental expense for the year ended December 31, 2000 was approximately $36,000 including $14,358 accrued for December 2000. Rental expense for the year ended December 31, 1999 was approximately $11,000.

On January 16, 2001, the Company entered into a sales office lease in British Columbia for three years at approximately $1,000 per month.

Future minimum lease payments for the years ended, December 31 are as follows:

                           2001                $  162,625
                           2002                   193,352
                           2003                   193,352
                           2004                   181,867
                           2005                   166,254
                                               ----------

                                               $  897,450
                                               ==========

9.       COMMITMENTS

EMPLOYMENT AGREEMENTS - On January 1, 2001, the Company entered into employment agreements with the President and Chief Executive Officer and the Executive Vice President. The agreements terminate on December 31, 2011. The agreements have an initial base annual salary of $120,000. The salaries will be adjusted annually to an equal industry standard of a comparably capitalized and successful undertaking at a rate no less than ten percent of the prior year.


10.      SUBSEQUENT EVENT

On January 10, 2001, The Company commenced a private placement offering of securities. The Company is seeking to raise up to $7,700,000 by selling up to 2,500,000 shares of its common stock in four tranches as follows: 1,100,000 shares at the price of $2 per share in the first tranche; 500,000 shares at the price of $3 per share in the second tranche: 500,000 shares at the price of $4 per share in the third tranche; and, 400,000 shares at the price of $5 per share in the final and fourth tranche. As of March 31, 2001, the Company sold 48,750 shares for $97,500.


We have  not  authorized  any  dealer,  salesperson  or  other person to provide any information or make any  representations
about   Safe   Transportation   Systems,   Inc.   except   the
information or  representations  contained in this prospectus.
You  should  not  rely  on  any   additional   information  or
representations if made.

                   -----------------------

This  prospectus  does not  constitute  an offer to sell, or a                               ----------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
   o   except the common stock offered by this prospectus;
                                                                                             ----------
   o   in  any   jurisdiction   in   which   the   offer  or
       solicitation is not authorized;

   o   in  any  jurisdiction   where  the  dealer  or  other
       salesperson  is not  qualified  to make the  offer or                    29,089,289 SHARES OF COMMON STOCK
       solicitation;

   o   to any  person  to whom it is  unlawful  to make  the
       offer or solicitation; or                                                SAFE TRANSPORTATION SYSTEMS, INC.

   o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying  sale does not imply that:
                                                                                        ___________ __, 2002
   o   there  have been no  changes  in the  affairs of Safe
       Transportation  Systems,  Inc. after the date of this
       prospectus; or

   o the information contained in this prospectus is correct after the date of this prospectus.

                   -----------------------

Until __________, 2002, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Safe Transportation's bylaws provide that it has the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of Safe Transportation. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Safe Transportation will pay all expenses in connection with this offering.

            Securities and Exchange Commission Registration Fee       $      695
            Printing and Engraving Expenses                           $    2,500
            Accounting Fees and Expenses                              $   15,000
            Legal Fees and Expenses                                   $   50,000
            Blue Sky Qualification Fees and Expenses                  $    2,500
            Miscellaneous                                             $   14,305
                                                                      ----------
            TOTAL                                                     $   85,000
                                                                      ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      In December 2001, Safe Transportation borrowed $46,000 and $37,400 from Cornell Capital Partners, L.P. The loans bear an interest rate of 12% per year and the first loan is due in January 2002 and the second loan is due February 2002. In connection with the loan, Safe Transportation granted to Cornell Capital Partners warrants to purchase 46,000 and 37,400 shares of common stock respectively at an exercise price of $0.01 per share. Our Executive Vice President, James B. Long, personally guaranteed the loan and pledged 1,550,000 and 1,700,000 shares respectively of common stock as collateral to secure his guarantee obligations.

      From September to November 2001, Safe Transportation received $150,000 from the issuance of convertible debentures. These debentures accrue interest at a rate of 6% per year and mature five years from the issuance date. The debentures are convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) $0.24 or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. At maturity, Safe Transportation had the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debentures into shares of common stock at a conversion price equal to the lower of (i) $0.24 or (ii) 80% of the lowest closing bid price of the common stock for the 5 trading days immediately preceding the conversion date. In connection with these convertible debentures, Safe Transportation entered into various consulting agreements which provide for, among other things, the payment of consulting fees and commissions aggregating approximately 25% of all funds raised.

      In October 2001, Safe Transportation issued options to acquire 2,050,000 shares of common stock to various professionals, consultants and employees. All of these options had an exercise price of $0.05 per share and expire on December 31, 2002.

      In September 2001, Safe Transportation entered into an Equity Line of Credit Agreement. Under this agreement, Safe Transportation may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5.0 million. Subject to certain conditions, Safe Transportation will be entitled to commence drawing down on the equity line of credit when the common stock under the Equity Line of Credit is registered with the SEC and will continue for two years thereafter. The amount of each advance is subject to an aggregate maximum advance amount of $208,333 in any thirty day period. The purchase price for the shares will be equal to 90% of the market price, which is the lowest closing bid price of the common stock during the five trading days following the notice date. In addition, Safe Transportation will pay Cornell a fee of 3.75% of each advance. Safe Transportation also will pay a placement agent fee by issuing 100,000 shares of common stock to Westrock Advisors, Inc., a registered broker-dealer.

      Between January and August 2001, Safe Transportation sold 1,339,019 shares of common stock for a total of $160,682, or $0.12 per share.

      On December 28, 2000, Sweets & Eats, Inc. completed its merger with Safe Transportation Systems, Inc.. Pursuant to the merger agreement, the former stockholders of Safe Transportation received 12,000,000 shares of Sweets & Eats, and the former stockholders of Sweets & Eats, Inc. retained 4,000,000 shares. At the date of the transaction, Sweets & Eats, Inc. had no assets, liabilities or operations. Therefore, for accounting purposes, the transaction was treated as a reorganization and accounted for as a reverse acquisition.

      During 2000, Safe Transportation sold 449,135 shares of common stock for $383,260. During 2000, 83,789 shares of Common Stock were issued for services. The fair market value of $71,500 was charged to expense.

      On October 19, 2000, Safe Transportation issued unqualified stock options covering 2,655,000 shares of Common Stock at an exercise price of $1.00. The options do not have an expiration date. Certain management personnel received options for 2,105,000 shares in exchange for the relinquishment of any development and proprietary rights and/or royalties and/or licensing fee to the anti-jackknifing systems. A financial consulting firm received options for 500,000 shares for services. An attorney received options 50,000 shares for services. These options were recorded at fair value of $1,141,650 using the Black Shoals option formula.

      On October 1, 2000, in contemplation of the merger with Sweets & Eats, Inc., Safe Transportation split its shares 1.17 for one and all share amounts have been reflected retroactively.

      From June through September 1999, Safe Transportation sold 247,970 shares for $211,600. On August 25, 1999, 41,016 shares of Common Stock were issued for services. The fair market value of $35,000 was charged to expense.

      On May 31, 1999, Safe Transportation sold 10,913,245 shares to officers for $93,125 and 264,844 shares for $113,000. Compensation expense was charged for the difference between the cost and the fair market value or $4,563,190.

      In July 1998, Safe Transportation issued one share of common stock to its founder.

      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Safe Transportation so as to make an informed investment decision. More specifically, Safe Transportation had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Safe Transportation's securities.


ITEM 27     EXHIBITS AND REPORTS ON FORM 8-K

      (a)      EXHIBIT.

               The following exhibits are filed as part of this registration statement:

EXHIBIT NO.    DESCRIPTION                                                  LOCATION
-----------    ----------------------------------------------------         -----------------------------------------------

2.1            Articles   of  Merger   Between   Safe   Transportation      Incorporated  by  reference  to Exhibit  2.1 to
               Systems,  Inc. and Sweets and Eats, Inc. dated December      the  Registrant's  Form  10-KSB  filed on April
               28, 2000                                                     24, 2001

2.2            Certificate  of  Incorporation  of Safe  Transportation      Incorporated  by  reference  to Exhibit  2.2 to
               Systems, Inc.                                                the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.3            Certificate  of  Continuance  and Good Standing of Safe      Incorporated  by  reference  to Exhibit  2.3 to
               Transportation Systems, Inc.                                 the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.4            Articles of  Incorporation  of Big Daddy's  Auto Sales,      Incorporated  by  reference  to Exhibit  2.4 to
               Inc.                                                         the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.5            Amendment to Articles of  Incorporation  of Big Daddy's      Incorporated  by  reference  to Exhibit  2.5 to
               Auto Sales, Inc.                                             the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.6            Amendment to Articles of  Incorporation  of Big Daddy's      Incorporated  by  reference  to Exhibit  2.6 to
               Auto Sales, Inc.                                             the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.7            Amendment  of  Articles  of  Incorporation  of Sweets &      Incorporated  by  reference  to Exhibit  2.7 to
               Eats, Inc.                                                   the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

2.8            Bylaws                                                       Incorporated  by  reference  to Exhibit  2.8 to
                                                                            the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

5.1            Opinion re: Legality                                         Provided herewith

10.1           Lease Agreement,  between Safe Transportation  Systems,      Incorporated  by  reference  to Exhibit  6.2 to
               Inc. and the Port of Bellingham                              the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

10.2           Merger  Agreement,  dated  December 18,  2000,  between      Incorporated  by  reference  to Exhibit  8.1 to
               Safe Transportation, Inc. and Sweets and Eats, Inc.          the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

10.3           Agreement  for the  Exchange  of  Common  Stock,  dated      Incorporated  by  reference  to Exhibit  8.2 to
               December 18, 2000,  between Safe  Transportation,  Inc.      the  Registrant's  Form  10-KSB  filed on April
               and Sweets and Eats, Inc.                                    24, 2001

10.4           Executive Employment Agreement,  dated January 1, 2001,      Incorporated  by  reference  to Exhibit 99.1 to
               between  Safe  Transportation  Systems,  Inc.  and  Ian      the  Registrant's  Form  10-KSB  filed on April
               Pallet                                                       24, 2001

                                                                II-3

EXHIBIT NO.    DESCRIPTION                                                  LOCATION
-----------    ----------------------------------------------------         -----------------------------------------------
10.5           Executive Employment Agreement,  dated January 1, 2001,      Incorporated  by  reference  to Exhibit 99.2 to
               between Safe Transportation  Systems, Inc. and James B.      the  Registrant's  Form  10-KSB  filed on April
               Long                                                         24, 2001

10.6           Subscription  and  Distribution  Agreement  dated as of      Incorporated  by  reference  to Exhibit 10.7 to
               October  24,  2001 among Safe  Transportation  Systems,      the  Registrant's  Form  10-QSB for the quarter
               Inc., Safe Europe  Limited,  Timothy Meyrich and Wilton      ended September 30, 2001
               Capital Limited

10.7           Securities  Purchase  Agreement  dated as of  September      Incorporated  by  reference  to Exhibit 10.8 to
               2001 between Safe Transportation  Systems, Inc. and the      the  Registrant's  Form  10-QSB for the quarter
               Buyers listed thereon                                        ended September 30, 2001

10.8           Registration  Rights  Agreement  dated as of  September      Incorporated  by  reference  to Exhibit 10.9 to
               2001 between Safe Transportation  Systems, Inc. and the      the  Registrant's  Form  10-QSB for the quarter
               Buyer listed thereon                                         ended September 30, 2001

10.9           Form of Debenture                                            Incorporated  by reference to Exhibit  10.10 to
                                                                            the  Registrant's  Form  10-QSB for the quarter
                                                                            ended September 30, 2001

10.10          Escrow  Agreement dated as of September 2001 among Safe      Incorporated  by reference to Exhibit  10.11 to
               Transportation   Systems,   Inc.,   Yorkville  Advisors      the  Registrant's  Form  10-QSB for the quarter
               Management, LLC and First Union National Bank                ended September 30, 2001

10.11          Escrow  Agreement dated as of September 2001 among Safe      Incorporated  by reference to Exhibit  10.12 to
               Transportation    Systems,    Inc.,   Cornell   Capital      the  Registrant's  Form  10-QSB for the quarter
               Partners,  LP,  Butler  Gonzalez  LLP and  First  Union      ended September 30, 2001
               National Bank

10.12          Registration  Rights  Agreement  dated as of  September      Provided herewith
               2001  between  Safe  Transportation  Systems,  Inc. and
               Cornell Capital Partners, LP

10.13          Equity Line of Credit  Agreement  dated as of September      Provided herewith
               2001  between  Cornell  Capital  Partners,  LP and Safe
               Transportation Systems, Inc.

10.14          Business  Consultant  Agreement  dated as of August 21,      Provided herewith
               2001 between Safe Transportation  Systems,  Inc. and MK
               Associates, Inc.

10.15          Investment  Banking Agreement dated as of September 19,      Provided herewith
               2001  between  Safe  Transportation  Systems,  Inc. and
               Hornblower & Weeks, Inc.

10.16          Non-Negotiable  Promissory  Note  dated as of  November      Provided herewith
               30, 2001 in the  Original  Principal  Amount of $46,000
               given by Safe Transportation  Systems,  Inc. to Cornell
               Capital Partners, L.P.

                                      II-4

EXHIBIT NO.    DESCRIPTION                                                  LOCATION
-----------    ----------------------------------------------------         -----------------------------------------------
10.17          Warrant  dated as of  November  30, 2001  between  Safe      Provided herewith
               Transportation   System,   Inc.  and  Cornell   Capital
               Partners, L.P.

10.18          Guaranty  dated as of November  30, 2001  between  Safe      Provided herewith
               Transportation   Systems,   Inc.  and  Cornell  Capital
               Partners, L.P.

10.19          Pledge Agreement dated as of November 30, 2001 between       Provided herewith
               Safe Transporation Systems, Inc. and Cornell Capital
               Partners, L.P.

10.20          Placement Agent Agreement  between  Westrock  Advisors,      Provided herewith
               Inc. and Safe Transportation Systems

23.1           Consent of Sweeney, Gates & Co.                              Provided herewith

23.2           Consent of Kirkpatrick & Lockhart LLP                        Incorporated by reference to Exhibit 5.1 of this
                                                                            Registration Statement

23.3           Consent of Chris Thurgood                                    Provided herewith

99.1           Pacific Traffic Education Centre Inc. Test Report            Incorporated  by  reference  to Exhibit 12.1 to
                                                                            the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

99.2           Transportation Research Center Inc. Test Report              Incorporated  by  reference  to Exhibit 12.2 to
                                                                            the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001

99.3           Bacon Donaldson Test Report                                  Incorporated  by  reference  to Exhibit 12.3 to
                                                                            the  Registrant's  Form  10-KSB  filed on April
                                                                            24, 2001


         (b)     Reports on Form 8-K.

      Safe  Transportation  filed  a  report  on Form  8-K on  August  27,  2001 disclosing that on December 18, 2000, Safe Transportation dismissed James E. Scheifley & Associates, P.C., the independent certified public accountants of Safe Transportation.

      Safe Transportation filed a report on Form 8-K on September 10, 2001 disclosing that on August 22, 2001, Safe Transportation engaged Kaufman Rossin & Company as its new independent certified public accountants.

ITEM 28.  UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                    (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                    (iii)  Include   any   additional   or   changed    material
information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned on February 13, 2002.

                                  SAFE TRANSPORTATION SYSTEMS, INC.

                                  By:      /s/ Ian Pallett
                                     -------------------------------------------
                                  Name:    Ian Pallett
                                  Title:   President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                  TITLE                                    DATE
---------                  -----                                    ----


/s/ Ian Pallett            President, Chief Executive Officer and   February 13, 2002
------------------------   --------------------------------------   ----------------
Ian Pallett                Director



/s/ James B. Long          Executive Vice President and Director    February 13, 2002
------------------------   -------------------------------------    ----------------
James B. Long



/s/ Lawrence J. Brady      Director                                 February 13, 2002
------------------------   --------                                 ----------------
Lawrence J. Brady
